Exhibit 10.1
Execution Copy
CUSIP NO. ________
REVOLVING CREDIT AGREEMENT
dated as of
September 7, 2011
among
ENTERPRISE PRODUCTS OPERATING LLC
as Borrower
CANADIAN ENTERPRISE GAS PRODUCTS, LTD.
as Canadian Borrower
The Lenders Party Hereto
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
THE ROYAL BANK OF SCOTLAND PLC, MIZUHO CORPORATE BANK, LTD. and
THE BANK OF NOVA SCOTIA,
as Co-Syndication Agents
JPMORGAN CHASE BANK, N.A. and BARCLAYS BANK PLC,
as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC,
RBS SECURITIES INC., MIZUHO CORPORATE BANK, LTD. and THE BANK OF NOVA
SCOTIA,
as Joint Lead Arrangers and Joint Book Runners
$3,500,000,000 5-Year Revolving Credit Facility

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SCHEDULES:
Schedule 1.01 — Existing Letters of Credit
Schedule 2.01 — Commitments
Schedule 3.05 — Disclosed Matters
Schedule 3.11 — Subsidiaries
Schedule 6.06 — Existing Restrictions

EXHIBITS:
Exhibit A — Form of Assignment and Acceptance
Exhibit B — Form of Borrowing Request
Exhibit C — Form of Interest Election Request
Exhibit D-1 — Form of Opinion of Christopher S. Wade, in-house counsel for Borrower, CEGP and EPD
Exhibit D-2 — Form of Opinion of Locke Lord Bissell & Liddell LLP, Borrower’s, CEGP’s and EPD’s Counsel
Exhibit D-3 — Form of Opinion of Bennett Jones LLP, Special Canadian Counsel to CEGP
Exhibit E — Form of Compliance Certificate
Exhibit F-1 — Form of Revolving Loan Note
Exhibit F-2 — Form of Swingline Loan Note

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     REVOLVING CREDIT AGREEMENT dated as of September 7, 2011, among ENTERPRISE PRODUCTS OPERATING LLC, a Texas limited liability company; CANADIAN ENTERPRISE GAS PRODUCTS, LTD., an Alberta corporation, the LENDERS party hereto; WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and Swingline Lender; THE ROYAL BANK OF SCOTLAND PLC, MIZUHO CORPORATE BANK, LTD. and THE BANK OF NOVA SCOTIA, as Co-Syndication Agents; and JPMORGAN CHASE BANK, N.A. and BARCLAYS BANK PLC, as Co-Documentation Agents.
W I T N E S S E T H
     In consideration of the mutual covenants and agreements contained herein and in consideration of the Loans which may hereafter be made by Lenders to Borrower and CEGP and the Letters of Credit which may be made available by Issuing Bank to Borrower and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the Alternate Base Rate.
     “Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” means this Revolving Credit Agreement dated September 7, 2011, among Enterprise Products Operating LLC, a Texas limited liability company; Canadian Enterprise Gas Products, Ltd., an Alberta corporation; the Lenders party hereto; Wells Fargo Bank, National Association, as Administrative Agent, Issuing Bank and Swingline Lender; and the Co-Syndication Agents and Co-Documentation Agents; as amended, extended or otherwise modified from time to time.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the LIBO Market Index Rate in effect on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective

Rate or the LIBO Market Index Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Market Index Rate, respectively.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
     “Applicable Rate” means, for any day, with respect to any Eurodollar Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be (subject to the immediately following paragraph of this defined term), the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s, S&P and/or Fitch, respectively, applicable on such date to the Index Debt:

Index Debt Ratings:	Eurodollar		Facility Fee
(Moody’s/S&P/Fitch)	Spread	ABR Spread	Rate
Category 1 ≥ Baa1/BBB+/BBB+	1.075%	0.075%	0.175%
Category 2 Baa2/BBB/BBB	1.300%	0.300%	0.200%
Category 3 Baa3/BBB-/BBB-	1.375%	0.375%	0.250%
Category 4 Ba1/BB+/BB+	1.450%	0.450%	0.300%
Category 5 ≤ Ba2/BB/BB	1.650%	0.650%	0.350%
     For purposes of the foregoing, (i) if only one of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt (other than by reason of a change in the rating system of, or unavailability of a ratings by, such rating agencies, as referred to in the last sentence of this paragraph), or if only two of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, and such ratings fall within the same Category, then the other two rating agencies, or other rating agency, shall be deemed to have established a rating in the same Category as such agency or agencies; (ii) if only two of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt (other than by reason of a change in the rating system of, or unavailability of ratings by, such rating agencies, as referred to in the last sentence of this paragraph), and such ratings shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings; (iii) if each of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, and such ratings shall fall within different Categories, the Applicable Rate shall be based on (x) the majority rating, if two of such ratings fall within the same Category, or (y) the middle rating, if all three of such ratings fall within different Categories, (iv) if the ratings established or deemed to have been established by Moody’s, S&P and/or Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.
     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means Enterprise Products Operating LLC, a Texas limited liability company.
     “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
     “Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03, and being in the form of attached Exhibit B.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     “CEGP” means Canadian Enterprise Gas Products, Ltd., an Alberta corporation and a wholly-owned Subsidiary of the Borrower.
     “CEGP Exposure” means, with respect to all Lenders at any time, the sum of the outstanding principal amount of all Lenders’ Revolving Loans to CEGP, plus all Lenders’ Swingline Exposure with respect to outstanding Swing Line Loans to CEGP at such time.
     “CEGP Sublimit” means $25,000,000.
     “CERCLA” means the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.
     “Change in Control” means the occurrence of any of the following events:
     (i) Continuing Directors cease for any reason to constitute collectively a majority of the members of the board of directors of Manager or Enterprise GP then in office;
     (ii) any Person or related Persons constituting a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) obtains direct or indirect beneficial ownership interest in the Manager or Enterprise GP greater than the direct or indirect beneficial ownership interests of EPCO and its Affiliates in the Manager or Enterprise GP; or
     (iii) Manager and EPD shall cease to own, directly or indirectly, all of the Equity Interests (including all securities which are convertible into Equity Interests) of Borrower.
As used herein, “Continuing Director” means any member of the board of directors of Manager or Enterprise GP, respectively, who (x) is a member of such board of directors as of the date hereof, or (y) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to Section 2.01 or assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $3,500,000,000.
     “Common Units” means the common units of limited partner interests in EPD.
     “Company Agreement” means the Company Agreement of the Borrower dated as of June 30, 2007 between Manager and EPD, as members, substantially in the form provided to the Lenders, as such Company Agreement may be amended, modified and supplemented from time to time.
     “Consolidated EBITDA” means for any period, the sum of (a) the consolidated net income of the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries) for such period plus, to the extent deducted in determining consolidated net income for such period, the aggregate amount of (i) Consolidated Interest Expense, (ii) income or gross receipts tax (or franchise tax or margin tax in the nature of an income or gross receipts tax) expense, (iii) depreciation and amortization expense, and (iv) non-cash charges, minus (b) equity in earnings from unconsolidated subsidiaries of the Borrower to the extent included therein, plus (c) the amount of cash dividends or distributions payable with respect to such period by a Project Finance Subsidiary or an unconsolidated subsidiary which are actually received by the Borrower or a Subsidiary (other than a Project Finance Subsidiary) during such period or on or prior to the date the financial statements with respect to such period referred to in Section 5.01 are required to be delivered by the Borrower, plus (d) the amount of all payments during such period on leases of the type referred to in clause (d) of the definition herein of Indebtedness and the amount of all payments during such period under other off-balance sheet loans and financings of the type referred to in such clause (d), minus (e) the amount of any cash dividends, repayments of loans or advances, releases or discharges of guarantees or other obligations or other transfers of property or returns of capital previously received by the Borrower or a Subsidiary (other than a Project Finance Subsidiary) from a Project Finance Subsidiary that during such period were either (x) recovered pursuant to recourse provisions with respect to a Project Financing at such Project Finance Subsidiary or (y) reinvested by the Borrower or a Subsidiary in such Project Finance Subsidiary, minus (f) non-cash gains.

     “Consolidated Indebtedness” means for any date, the Indebtedness of the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries) including, without duplication, guaranties of funded debt, determined on a consolidated basis as of such date.
     “Consolidated Interest Expense” means for any period, the interest expense of the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries), determined on a consolidated basis for such period.
     “Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of EPD and its consolidated subsidiaries after deducting therefrom:
     (a) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and
     (b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of EPD and its consolidated subsidiaries for EPD’s most recently completed fiscal quarter, prepared in accordance with GAAP.
     “Consolidated Net Worth” means as to any Person, at any date of determination, the sum of (i) preferred stock (if any), (ii) an amount equal to (a) the face amount of outstanding Hybrid Securities not in excess of 15% of Consolidated Total Capitalization times (b) sixty-two and one-half percent (62.5%), (iii) par value of common stock, (iv) capital in excess of par value of common stock, (v) limited liability company capital or equity, and (vi) retained earnings, less treasury stock (if any), of such Person, all as determined on a consolidated basis.
     “Consolidated Total Capitalization” means the sum of (i) Consolidated Indebtedness and (ii) Borrower’s Consolidated Net Worth.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Debt Coverage Ratio” means the ratio of Consolidated Indebtedness to Consolidated EBITDA.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Revolving Loans or participations in respect of Letters of Credit or Swingline Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit and has not retracted such statement or announcement, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing that it will comply with its funding obligations; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration (i) become the subject of a proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof, or the exercise of control over such Lender or direct or indirect parent company thereof, by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank and the Swingline Lender. As used herein, “Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
     “DEP” means Duncan Energy Partners L.P., a Delaware limited partnership.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.05.
     “dollars” or “$” refers to lawful money of the United States of America.
     “Effective Date” means the date on or prior to September 30, 2011 specified in the notice referred to in the last sentence of Section 4.01.
     “Enterprise GP” means Enterprise Products Holdings LLC, a Delaware limited liability company, the general partner of EPD.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “EPCO” means Enterprise Products Company, a Texas corporation.
     “EPD” means Enterprise Products Partners L.P., a Delaware limited partnership, any legal successor entity thereto, or any other Person that is the “Guarantor” as defined in the March 15, 2000 Indenture or any replacement or supplemental indenture.
     “EPD Guaranty Agreement” means an agreement in form and substance satisfactory to the Administrative Agent by EPD and Borrower guaranteeing, unconditionally, payment of any principal of or interest on the Loans, any reimbursement obligations in respect of any LC Disbursement or any other amount payable under this Agreement by the Borrower (with respect to EPD) and/or CEGP (with respect to both EPD and Borrower), when and as the same shall become due and payable.
     “Equity Interest” means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any warrants, options or other rights to acquire such interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” as defined in Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the LIBO Rate.
     “Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for each Revolving Eurodollar Borrowing means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
     “Event of Default” has the meaning assigned to such term in Article VII.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, by any state thereof or the District of Columbia or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or where it is resident or carrying on business, (b) any branch profits taxes imposed by the United States of America, any state thereof or the District of Columbia or any similar tax imposed by any other jurisdiction in which the Administrative Agent, such Lender or such other recipient is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower or CEGP with respect to such withholding tax pursuant to Section 2.17(a), and (d) any withholding tax that is imposed under the provisions of the Income Tax Act (Canada) on amounts paid or payable to any Person that is attributable to such Person not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the person making such payment. Notwithstanding anything to the contrary contained in this definition (except clause (d)), “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of CEGP to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with Section 2.17(e).
     “Existing Credit Facility” means the revolving credit facility of the Borrower under that certain Amended and Restated Revolving Credit Agreement dated as of November 19, 2007, among the Borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, together with any and all amendments and supplements thereto.

     “Existing DEP Credit Facilities” means (i) the revolving credit and term loan facilities of DEP under that certain Revolving Credit and Term Loan Agreement dated October 25, 2010, among DEP, the lenders party thereto and Wells Fargo Bank, National Association, successor-in-interest to Wachovia Bank, National Association, as administrative agent, and (y) the term loan facility of DEP under that certain Term Loan Agreement dated April 18, 2008 among DEP, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, together in each case with any and all amendments and supplements thereto.
     “Existing Letters of Credit” means the outstanding letters of credit issued by Wells Fargo Bank, National Association, for the account of the Borrower under the Existing Credit Facility or the Existing DEP Facilities prior to the Effective Date and listed on Schedule 1.01.
     “Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
     “FATCA” means the Foreign Account Tax Compliance Act, sections 1471 through 1474 of the Code and any regulations or official interpretations thereof (other than for purposes of Section 2.17(e), as such Code sections, regulations and official interpretations are in effect as of the date of this Agreement).
     “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Manager on behalf of the Borrower.
     “Fitch” means Fitch, Inc.
     “Foreign Lender” means any Lender that (i) as to the Borrower, is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia, and (ii) with respect to CEGP, is organized under the Laws of a jurisdiction other than Canada or any province thereof (including in each case such a Lender when acting in the capacity of the Issuing Bank).
     “Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or secured by cash collateral in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or secured by cash collateral in accordance with the terms hereof.
     “GAAP” means generally accepted accounting principles in the United States of America.

     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.
     “Hedging Agreement” means a financial instrument or security which is used as a cash flow or fair value hedge to manage the risk associated with a change in interest rates, foreign currency exchange rates or commodity prices.
     “Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Borrower or any of its Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or a Subsidiary of the Borrower, and (B) payments made from time to time on the subordinated debt.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for the repayment of money borrowed which are or should be shown on a balance sheet as debt in accordance with GAAP, (b) obligations of such Person as lessee under leases which, in accordance with GAAP, are capital leases, (c) guaranties of such Person of payment or collection of any obligations described in clauses (a) and (b) of other Persons; and (d) all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing if the obligation under such synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing, as the case may be, is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP; provided, that (i) clauses (a) and (b) include, in the case of obligations of the Borrower or any Subsidiary, only such obligations as are or should be shown as debt or capital lease liabilities on a consolidated balance sheet of the Borrower in accordance with GAAP, (ii) clause (c) includes, in the case of guaranties granted by the Borrower or any Subsidiary, only such guaranties of obligations of another Person that are or should be shown as debt or capital lease liabilities on a consolidated balance sheet of such Person in accordance with GAAP, and (iii) the liability of any Person as a general partner of a partnership for Indebtedness of such partnership, if such partnership is not a Subsidiary of such Person, shall not constitute Indebtedness.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.

     “Index Debt” means senior, unsecured, non-credit enhanced (except for any guaranty by EPD) Indebtedness of the Borrower.
     “Information Memorandum” means the Confidential Information Memorandum dated August, 2011 relating to the Borrower and the Transactions.
     “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08, and being in the form of attached Exhibit C.
     “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day that occurs an integral multiple of three (3) months after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to all Lenders, 12 months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes of this definition, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Issuing Bank” means Wells Fargo Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i); provided, that, for purposes of the Existing Letters of Credit, the term “Issuing Bank” shall mean Wells Fargo Bank, National Association, in its capacity as issuer of the Existing Letters of Credit under the Existing Credit Facility. The Issuing Bank may arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank if the Borrower (in its sole discretion) approves such arrangement in writing, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Administrative Agent may, with the consent of the Borrower and the Lender in question, appoint any Lender hereunder as Issuing Bank in place of or in addition to Wells Fargo Bank, National Association.
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.01(b), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.01(c). Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
     “Letter of Credit” means, collectively, the Existing Letters of Credit and any letter of credit issued pursuant to this Agreement.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, (a) the rate per annum appearing at Reuters Reference LIBOR01 page (or on any successor thereto or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; (b) if for any reason the rate specified in clause (a) of this definition does not so appear at Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters), the rate per annum appearing on Bloomberg Financial Markets Service (or any successor thereto) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period for a maturity comparable to such Interest Period; and (c) if the rate specified in clause (a) of this definition does not so appear at Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters) and if no rate specified in clause (b) of this definition so appears on Bloomberg Financial Markets Service (or any successor thereto), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the respective principal London offices of the Reference Banks in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “LIBO Market Index Rate” means, for any day, with respect to any LMIR Borrowing or LMIR Loan, or any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof: (a) the rate per annum appearing at Reuters Reference LIBOR01 page (or on any successor thereto or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent (or, as to Swingline Loans, the Swingline Lender) from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, as the rate for dollar deposits with a one-month maturity; (b) if for any reason the rate specified in clause (a) of this definition does not so appear at Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters), the rate per annum appearing on Bloomberg Financial Markets Service (or any successor thereto) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (c) if the rate specified in clause (a) of this definition does not so appear at Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters) and if no rate specified in clause (b) of this definition so appears on Bloomberg Financial Markets Service (or any successor thereto), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the respective principal London offices of the Reference Banks in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For avoidance of doubt, operating leases are not “Liens”.
     “LMIR”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the LIBO Market Index Rate.
     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
     “Manager” means Enterprise Products OLPGP, Inc., a Delaware corporation.
     “March 15, 2000 Indenture” means that certain Indenture dated as of March 15, 2000, among the Borrower, EPD and Wells Fargo Bank, National Association, successor-in-interest to Wachovia Bank, National Association, f/k/a First Union National Bank, as Trustee.
     “Material Adverse Change” means a material adverse change, from that in effect on December 31, 2010, in the financial condition or results of operations of the Borrower and its consolidated Subsidiaries taken as a whole, as indicated in the most recent quarterly or annual financial statements, except as otherwise disclosed in the Borrower’s and/or EPD’s filings with the SEC prior to the date hereof.
     “Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Borrower and its consolidated Subsidiaries taken as a whole, as indicated in the most recent quarterly or annual financial statements.
     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), of any one or more of the Borrower and its Subsidiaries (other than Project Finance Subsidiaries) in an aggregate principal amount exceeding $100,000,000.
     “Material Project” means the construction or expansion of any capital project of the Borrower or any of its Subsidiaries, the aggregate capital cost of which exceeds $50,000,000.

     “Material Project EBITDA Adjustments” shall mean, with respect to each Material Project:
     (A) prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts or tariff-based customers relating to such Material Project, the creditworthiness of the other parties to such contracts or such tariff-based customers, and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other factors deemed appropriate by Administrative Agent), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and
     (B) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Material Project (determined in the same manner as set forth in clause (A) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for such fiscal quarters.
     Notwithstanding the foregoing:
     (i) no such additions shall be allowed with respect to any Material Project unless:
     (a) not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 5.01(e) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 6.07, the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Material Project and
     (b) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and
     (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 15% of the total actual Consolidated EBITDA of the Borrower and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).
     “Material Subsidiary” means each Subsidiary of the Borrower that, as of the last day of the fiscal year of the Borrower most recently ended prior to the relevant determination of Material Subsidiaries, has a net worth determined in accordance with GAAP that is greater than 10% of the Consolidated Net Worth of the Borrower as of such day.
     “Maturity Date” means the fifth anniversary of the Effective Date, as may be extended pursuant to Section 2.01(c).
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Notes” means any promissory notes issued by the Borrower or CEGP pursuant to Section 2.10(e)
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Liens” means:
     (a) liens upon rights-of-way for pipeline purposes;
     (b) any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair; or any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;
     (c) liens for taxes, assessments, charges and levies which are (i) for the then current year, (ii) not at the time delinquent, or (iii) delinquent but the validity or amount of which is being contested at the time by the Borrower, any Subsidiary or EPD in good faith by appropriate proceedings;

     (d) liens of, or to secure performance of, leases, other than capital leases, or any lien securing industrial development, pollution control or similar revenue bonds;
     (e) any lien upon property or assets acquired or sold by the Borrower, any Subsidiary or EPD resulting from the exercise of any rights arising out of defaults on receivables;
     (f) any lien in favor of the Borrower, any Subsidiary or EPD; or any lien upon any property or assets of the Borrower, any Subsidiary or EPD permitted under the March 15, 2000 Indenture, or any replacement indenture containing similar terms and conditions with respect thereto;
     (g) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Borrower, any Subsidiary or EPD for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;
     (h) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;
     (i) liens in favor of any Person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;
     (j) any lien upon any property or assets created at the time of acquisition of such property or assets by the Borrower, any Subsidiary or EPD or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition; or any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;
     (k) any lien upon any property or assets (i) existing thereon at the time of the acquisition thereof by the Borrower, any Subsidiary or EPD, (ii) existing thereon at the time such Person becomes a Subsidiary by acquisition, merger or otherwise, or (iii) acquired by any Person after the time such Person becomes a Subsidiary by acquisition, merger or otherwise, to the extent such lien is created by security documents existing at the time such Person becomes a Subsidiary and not added to such security documents in contemplation thereof;
     (l) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which the Borrower, the applicable Subsidiary or EPD has not exhausted its appellate rights;

     (m) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (a) through (l) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Borrower, its Subsidiaries and EPD (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or
     (n) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Borrower, any Subsidiary or EPD;.
     “Permitted Sale/Leaseback Transactions” means any Sale/Leaseback Transaction:
     (a) which occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later; or
     (b) involves a lease for a period, including renewals, of not more than three years; or
     (c) the Borrower, any Subsidiary or EPD would be entitled to incur Indebtedness, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to Section 6.02 without equally and ratably securing the Indebtedness under this Agreement pursuant to such Section; or
     (d) the Borrower, any Subsidiary or EPD, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any Indebtedness of the Borrower, any Subsidiary or EPD that is not subordinated to the Indebtedness under this Agreement, or (b) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of the Borrower, its Subsidiaries or EPD.
Notwithstanding the foregoing provisions of this definition, any Sale-Leaseback Transaction not covered by clauses (a) through (d), inclusive, of this definition, shall nonetheless be a Permitted Sale/Leaseback Transaction if the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Indebtedness (other than Indebtedness under this Agreement and Indebtedness under the March 15, 2000 Indenture) secured by Liens other than Permitted Liens upon Principal Properties, does not exceed 10% of Consolidated Net Tangible Assets.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association as its prime rate in effect. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Principal Property” means whether owned or leased on the date hereof or thereafter acquired:
     (a) any pipeline assets of the Borrower, any Subsidiary or EPD, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, natural gas liquids, and petrochemicals, that are located in the United States of America or any territory or political subdivision thereof; and
     (b) any processing or manufacturing plant or terminal owned or leased by the Borrower, any Subsidiary or EPD that is located in the United States or any territory or political subdivision thereof;
     except, in the case of either of the foregoing clauses (a) or (b):
     (i) any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and
     (ii) any such assets, plant or terminal which, in the opinion of the Board of Directors (as defined in the March 15, 2000 Indenture), is not material in relation to the activities of the Borrower or of EPD and its subsidiaries taken as a whole.
     “Program” means the buy-back program initiated by EPD whereby EPD or the Borrower may after September 30, 2007 buy back up to the greater of (i) 2,000,000 publicly held Common Units or (ii) the number of publicly held Common Units the aggregate purchase price of which is $80,000,000.
     “Project Financing” means Indebtedness incurred by a Project Finance Subsidiary to finance the acquisition or construction of any asset or project which Indebtedness does not permit or provide for recourse against the Borrower or any of its Subsidiaries (other than any Project Finance Subsidiary) and other than recourse that consists of rights to recover dividends paid by such Project Finance Subsidiary.
     “Project Finance Subsidiaries” means a Subsidiary that is (A) created principally to (i) construct or acquire any asset or project that will be or is financed solely with Project Financing for such asset or project, related equity investments and any loans to, or capital contributions in, such Subsidiary that are not prohibited hereby, (ii) own an Equity Interest in a

Project Finance Subsidiary, and/or (iii) own an interest in any such asset or project and (B) designated as a Project Finance Subsidiary by the Borrower in writing to Administrative Agent.
     “Reference Banks” means Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A.
     “Register” has the meaning set forth in Section 9.04(c).
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders having Exposures and unused Commitments representing more than 50% of the sum of the total Exposures and unused Commitments at such time.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Equity Interests of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of EPD or the Borrower or any option, warrant or other right to acquire any Equity Interests of EPD or the Borrower.
     “Revolving Loan” means a Loan made pursuant to Section 2.03.
     “Sale/Leaseback Transaction” means any arrangement with any Person providing for the leasing, under a lease that is not a capital lease under GAAP, by the Borrower, or a Subsidiary (other than a Project Finance Subsidiary) or EPD of any Principal Property, which property has been or is to be sold or transferred by the Borrower, such Subsidiary or EPD to such Person in contemplation of such leasing.
     “S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Companies, Inc.
     “SEC” has the meaning set forth in Section 5.01(a).
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests, are, as of such date, owned, controlled or held by the parent and one or more subsidiaries of the parent.
     “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
     “Swingline Lender” means Wells Fargo Bank, National Association, in its capacity as lender of Swingline Loans hereunder.

     “Swingline Loan” means a Loan made pursuant to Section 2.05.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
     SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with (i) except for purposes of Section 6.07, GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; and (ii) for purposes of Section 6.07, GAAP, as in effect on June 30, 2011.
ARTICLE II
The Credits
     SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans in Dollars to the Borrower and CEGP (subject to the CEGP Sublimit) from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Exposure exceeding such Lender’s Commitment, (ii) the sum of the total Exposures exceeding the total Commitments or (iii) with respect to Revolving Loans to be made to CEGP, the CEGP Exposure exceeding the CEGP Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower and CEGP (subject to the CEGP Sublimit) may borrow, prepay and reborrow Revolving Loans.
     (b) The Borrower shall have the right, without the consent of the Lenders but with the prior approval of the Administrative Agent, not to be unreasonably withheld, to cause from time to time an increase in the total Commitments of the Lenders by adding to this Agreement one or more additional Lenders or by allowing one or more Lenders to increase their respective Commitments; provided however (i) no Event of Default shall have occurred hereunder which is continuing, (ii) no such increase shall cause the aggregate Commitments hereunder to exceed $4,000,000,000, and (iii) no Lender’s Commitment shall be increased without such Lender’s consent.
     (c) The Borrower may make up to two (2) requests for a one-year extension of the Maturity Date by delivering a written request for same to the Administrative Agent no earlier than 30 days prior to the first anniversary of the Effective Date and no later than 30 days prior to the Maturity Date (or previously extended Maturity Date pursuant hereto). Any such extension shall be effective if (i) consented to by Required Lenders within thirty (30) days after such request, (ii) on the Maturity Date as it existed immediately before such extension (A) the Commitments of the dissenting Lenders are terminated (which termination shall be effective automatically), (B) all amounts owing to such dissenting Lenders are paid in full (which payments shall not be subject to Section 2.11), and (C) the total Commitments are permanently reduced by an amount equal to such dissenting Lenders’ Commitments so terminated, except to the extent that the Commitments of the dissenting Lenders are replaced pursuant to Section 2.19(b) and/or one or more Lenders agree(s) to increase their respective Commitment(s), (iii) all conditions precedent for a Borrowing set forth in Section 4.02 have been satisfied, and (iv) the Borrower does not withdraw its request for such extension before the Maturity Date (or previously extended Maturity Date pursuant hereto).
     SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the

Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
     (b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall (i) prior to the acquisition by any Lender of a participation therein pursuant to Section 2.05(c), be an LMIR Loan, and (ii) upon and following the acquisition by any Lender of a participation therein, be an ABR Loan. Each Lender at its option may make any Eurodollar Loan (or, as to Loans to CEGP, any Loan) by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower or CEGP to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $5,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Eurodollar Revolving Borrowings outstanding.
     (d) Notwithstanding any other provision of this Agreement, neither the Borrower nor CEGP shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower, for itself or on behalf of CEGP, shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. In connection with the foregoing, CEGP hereby irrevocably appoints the Borrower as its agent for purposes of requesting Revolving Borrowings hereunder in the name of CEGP. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;

     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) whether such Borrowing is for the account of the Borrower or CEGP, and the location and number of the Borrower’s or CEGP’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower or CEGP, as applicable, shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.04. Reserved.
     SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower and CEGP (subject to the CEGP Sublimit) from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000, (ii) the sum of the total Exposures exceeding the total Commitments or (iii) with respect to Swingline Loans to CEGP, the CEGP Exposure exceeding the CEGP Sublimit; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower and CEGP (subject to the CEGP Sublimit) may borrow, prepay and reborrow Swingline Loans.
     (b) To request a Swingline Loan, the Borrower, for itself or on behalf of CEGP, shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. In connection with the foregoing, CEGP hereby irrevocably appoints the Borrower as its agent for purposes of requesting Swingline Loans hereunder in the name of CEGP. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), whether such Swingline Loan is for the Borrower or CEGP, and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower or CEGP, as applicable, by means of a credit to the general deposit account of the Borrower or CEGP, as applicable, with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
     (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans, as the case may be. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans, as the case may be. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower or CEGP (or other party on behalf of the Borrower or CEGP) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower or CEGP of any default in the payment thereof.
     (d) At any time that there shall exist a Defaulting Lender, the Borrower or CEGP, as applicable, shall, if the full amount of the Fronting Exposure with respect to such Defaulting Lender has not been reallocated pursuant to Section 2.21(a)(iv), deliver to the Swingline Lender cash collateral in an amount equal to 102% of such unallocated Fronting Exposure to secure such unallocated Fronting Exposure with respect to such Defaulting Lender’s Swingline Exposure as required pursuant to Section 2.06(j).
     SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, for and on behalf of itself or any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent three Business Days (or such shorter period as may be acceptable to the Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended if and only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $500,000,000 and (ii) the sum of the total Exposures shall not exceed the total Commitments; provided, in no event shall any Issuing Bank be required to issue any Letter of Credit at any time a Lender is a Defaulting Lender, unless (i) the actual or potential Fronting Exposure with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposure as to which the Issuing Bank has actual or potential Fronting Exposure, has been fully reallocated pursuant to Section 2.21(a)(iv) or cash collateralized pursuant to Section 2.06(j), or (ii) the Issuing Bank has entered into other arrangements satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate such actual or potential Fronting Exposure, as the Issuing Bank may elect in its sole discretion.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, if the Borrower so requests, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than (A) thirty (30) days before the end of such twelve-month period, or (B) such later date to be agreed upon at the time such Letter of Credit is issued (the “Nonrenewal Notice Date”). Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time prior to the date set forth in clause (ii) of this Section 2.06(c); provided that the expiry date of such Letter of Credit complies with clause (ii) of this Section 2.06(c).

     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due or request financing of such payment, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
     (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements with respect to Letters of Credit as provided in paragraph (e) of this Section shall be absolute,

c

unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization. If any Event of Default shall occur and be continuing and if the maturity of the Loans has been accelerated pursuant to Article VII, on the Business Day that the Borrower receives notice from the Administrative Agent upon written request of the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. In addition, at any time that there shall exist a Defaulting Lender, if the Fronting Exposure with respect to such Defaulting Lender has not been fully reallocated pursuant to Section 2.21(a)(iv), immediately upon the request of the Administrative Agent, the Issuing Bank or the Swingline Lender with respect to any such unallocated Fronting Exposure, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 102% of such unallocated Fronting Exposure. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower and CEGP under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s and CEGP’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed (or, as to cash collateral with respect to Fronting Exposure relating to a Defaulting Lender’s Swingline Exposure, to reimburse the Swingline Lender for Swingline Loans which have not been repaid) and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower and

CEGP for the LC Exposure (or such Fronting Exposure) at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower and CEGP under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
     SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower or CEGP, as applicable, by promptly crediting the amounts so received, in like funds, to an account of Borrower or CEGP designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date, or with respect to an ABR Loan, prior to 12:30 p.m., New York City time on the date, of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower or CEGP, as applicable, a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower and CEGP severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower or CEGP, as the case may be, to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower or CEGP, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower, for itself or on behalf of CEGP, may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. In connection with the foregoing, CEGP hereby irrevocably appoints the Borrower as its agent for purposes of electing to convert or continue Borrowings made to CEGP and the Interest Period therefor hereunder in the name of CEGP. The Borrower, for itself or on behalf of CEGP, may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
     (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower, for itself or on behalf of CEGP, were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing, including whether such Borrowing is to the Borrower or CEGP, to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower or CEGP, as the case may be, shall be deemed to have selected an Interest Period of one month’s duration, in the case of a Eurodollar Borrowing.
     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

     SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
     (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the total Exposures would exceed the total Commitments.
     (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
     SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower and CEGP hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each of its respective Revolving Loans on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each of its respective Swingline Loans on the earlier of the Maturity Date and a date that is not more than fourteen days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower and CEGP shall repay all of their respective Swingline Loans then outstanding.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower and CEGP to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, whether such Loan is made to the Borrower or CEGP, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower or CEGP, as applicable, to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower or CEGP to repay the Loans made to it in accordance with the terms of this Agreement.

     (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each of the Borrower and CEGP shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of (i) with respect to Revolving Loans, in the form of revolving loan note attached hereto as Exhibit F-1, and (ii) with respect to Swingline Loans, in the form of swingline loan note attached hereto as Exhibit F-2. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.11. Prepayment of Loans. (a) The Borrower and CEGP shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
     (b) The Borrower, for itself or on behalf of CEGP, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid, and whether such Borrowing is to the Borrower or CEGP; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 in the case of an ABR Revolving Borrowing, or $3,000,000 in the case of a Eurodollar Revolving Borrowing. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any breakfunding payments due under Section 2.16.
     SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure to the Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which such Lender ceases to have any such LC Exposure, and (ii) to the Issuing Bank a fronting fee, at a rate agreed to between the Borrower and the Issuing Bank, which shall accrue on the average daily amount of the LC Exposure to the Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which there ceases to be any such LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for it or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable quarterly on the third Business Day following the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
     (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
     (e) If any Lender shall become a Defaulting Lender, then no facility fee under subsection (a) of this Section 2.12 with respect to any unfunded portion of such Lender’s Commitment, nor any letter of credit fee under subsection (b) of this Section 2.12 shall accrue for the account of such Lender from and after the date upon which such Lender shall have become a Defaulting Lender until such time as such Lender is no longer a Defaulting Lender.
     SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest on each day at the Alternate Base Rate for such day plus an amount equal to the “ABR Spread” set forth in the pricing grid set forth in the defined term “Applicable Rate” that would be applicable to ABR Revolving Loans on such day. The Loans comprising each Swingline Loan shall (i) prior to the acquisition by any Lender of a participation therein pursuant to Section 2.05(c), bear interest on each day at the LIBO Market Index Rate for such day plus an amount equal to the “Eurodollar Spread” set forth in the pricing grid set forth in the defined term “Applicable Rate” that would be applicable to Eurodollar Revolving Loans on such day, and (ii)

upon and following the acquisition by any Lender of a participation therein, bear interest on each day at the Alternate Base Rate for such day plus an amount equal to the “ABR Spread” set forth in the pricing grid set forth in the defined term “Applicable Rate” that would be applicable to ABR Revolving Loans on such day.
     (b) The Loans comprising each Eurodollar Borrowing shall bear interest in the case of a Eurodollar Revolving Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
     (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or CEGP hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
     (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (e) All interest determined by reference to the LIBO Rate or clauses (b) or (c) of the definition of “Alternate Base Rate” shall be computed on the basis of a year of 360 days, and all other interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. For the purposes of the Interest Act (Canada), if applicable (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder, and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
     (f) The Borrower and CEGP shall pay to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Borrowing of such Lender by the Borrower or CEGP, as applicable, during such periods as such Borrowing is a Revolving Eurodollar Borrowing, from the date of such Borrowing until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period in effect for such Revolving Eurodollar Borrowing from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period. Such additional interest shall be determined by such Lender. The Borrower or CEGP shall from time to time, within 15 days after demand (which demand shall be accompanied by a certificate comporting with the requirements set forth in Section 2.15(d)) by such Lender (with a copy of such demand and certificate to the Administrative Agent) pay to the Lender giving such notice such additional interest; provided, however, that neither the Borrower nor CEGP shall be required to pay to such Lender any portion of such additional interest that accrued more than 90 days prior to any such demand, unless such additional interest was not determinable on the date that is 90 days prior to such demand.
     SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate, as applicable, for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
     SECTION 2.15. Illegality; Increased Costs. (a) If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund its Eurodollar Loans, such Lender shall so notify the Administrative Agent. Upon receipt of such notice, the Administrative Agent shall immediately give notice thereof to the other Lenders and to the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans shall be suspended. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Loans to maturity and shall so specify in such notice, the Borrower or CEGP, as applicable, shall immediately prepay (which prepayment shall not be subject to Section 2.11) in full the then outstanding principal amount of such Eurodollar Loans owing by it, together with the accrued interest thereon.
     (b) If any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Section 2.13(f)) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower or CEGP, as appropriate, will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (c) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower and CEGP, as applicable, will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (d) A certificate of a Lender or the Issuing Bank setting forth, in reasonable detail showing the computation thereof, the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. Such certificate shall further certify that such Lender or the Issuing Bank is making similar demands of its other similarly situated borrowers. The Borrower or CEGP, as applicable, shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof, if such certificate complies herewith.
     (e) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that neither the Borrower nor CEGP shall be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof (to the extent that such period of retroactive effect is not already included in such 90-day period).
     SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower or CEGP pursuant to Section 2.19, then, in any such event, the Borrower or CEGP, as appropriate, shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profits) attributable to such event. A certificate of any Lender setting forth, in reasonable detail showing the computation thereof, any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower or CEGP, as the case may be, shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof, if such certificate complies herewith.
     SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or CEGP hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or CEGP shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or CEGP, as applicable, shall make such deductions and (iii) the Borrower or CEGP, as applicable, shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, the Borrower and CEGP shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) The Borrower and CEGP shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or CEGP respectively hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that neither the Borrower nor CEGP shall be required to indemnify or reimburse the Administrative Agent, the Issuing Bank or a Lender pursuant to this Section for any Indemnified Taxes or Other Taxes imposed or asserted more than 90 days prior to the date that the Administrative Agent, the Issuing Bank or such Lender notifies the Borrower of the Indemnified Taxes or Other Taxes imposed or asserted and of the Administrative Agent’s, the Issuing Bank’s or such Lender’s intention to claim compensation therefor; provided further that, if the Indemnified Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof (to the extent that such period of retroactive effect is not already included in such 90-day period). A certificate setting forth, in reasonable detail showing the computation thereof, the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or CEGP to a Governmental Authority, the Borrower or CEGP, as appropriate, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower or CEGP is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at such reduced rate. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall update or supplement any documentation previously delivered pursuant to this Section 2.17(e) as reasonably requested by the Borrower or the Administrative Agent. If a payment made to a Lender under this Agreement would not be subject (in whole or in part) to U.S. federal withholding tax imposed by FATCA if such Lender were to comply with the applicable reporting or disclosure requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent, such documentation or certifications prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation or certifications reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower or Administrative Agent to comply with its obligations to withhold or report under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from such payment. Solely for purposes of this Section 2.17(e), “FATCA” shall include any amendments, regulations or official interpretations thereof issued after the date of this Agreement. Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form, certificate or other item to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).
     (f) Should any Lender, the Administrative Agent or the Issuing Bank during the term of this Agreement ever receive any refund, credit or deduction from any taxing authority to which such Lender, the Administrative Agent or the Issuing Bank would not be entitled but for the payment by the Borrower or CEGP of Taxes (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by such Lender, the Administrative Agent or the Issuing Bank in its sole discretion), such Lender, the Administrative Agent or the Issuing Bank, as the case may be, thereupon shall repay to the Borrower or CEGP, as applicable, an amount with respect to such refund, credit or deduction equal to any net reduction in Taxes actually obtained by such Lender, the Administrative Agent or the Issuing Bank, as the case may be, and determined by such Lender, the Administrative Agent or the Issuing Bank, as the case may be, to be attributable to such refund, credit or deduction.
     (g) Except for a request by the Borrower under Section 2.19(b), no Foreign Lender shall be entitled to the benefits of Sections 2.17(a) or 2.17(c) if withholding tax is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office.
     SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower and CEGP shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 301 South College Street, Charlotte, North Carolina 28288-0608, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto; provided, if any Lender shall become a Defaulting Lender, from and after the date upon which such Lender shall have become a Defaulting Lender, any payment made on account of principal of or interest on the Revolving Loans shall be applied as set forth in Section 2.21(a)(ii), provided, further, that the application of such payments in accordance herewith shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Revolving Loans of such Defaulting Lender shall be considered to be overdue, if, had such payments been applied without regard hereto, no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Revolving Loans of such Defaulting Lender would have been overdue. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment (other than any payment to a dissenting Lender pursuant to Section 2.01(c)) in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower or CEGP pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower, CEGP or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower and CEGP consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower or CEGP rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or CEGP in the amount of such participation.
     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower or CEGP will not make such payment, the Administrative Agent may assume that the Borrower or CEGP, as the case may be, has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower or CEGP has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15 or Section 2.13(f), or if the Borrower or CEGP is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13(f), 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Subject to the foregoing, Lenders agree to use reasonable efforts to select lending offices which will minimize taxes and other costs and expenses for the Borrower.
     (b) If any Lender requests compensation under Section 2.13(f) or Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender refuses to consent to an extension pursuant to Section 2.01(c), or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations at par (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower or CEGP, as appropriate (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13(f) or Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. If any Lender refuses to assign and delegate all its interests, rights and obligations under this Agreement after the Borrower or CEGP has required such Lender to do so as a result of a claim for compensation under Section 2.13(f) or Section 2.15 or payments required to be made pursuant to Section 2.17, such Lender shall not be entitled to receive such compensation or required payments.
     SECTION 2.20. Separateness. The Lenders acknowledge and affirm (i) their reliance on the separateness of EPD, Enterprise GP, Borrower, CEGP and Manager from each other and from other Persons, including EPCO, EPCO Holdings, Inc. (“Finco”), Duncan Family Interests, Inc. (“DFI”), DFI GP Holdings L.P. (“DFI GP”) and DFI Holdings, LLC (“DFI Holdings”), (ii) that other creditors of the Borrower, CEGP, Manager, EPD or Enterprise GP have likely advanced funds to such Persons in reliance upon the separateness of the Borrower, CEGP, Manager, EPD and Enterprise GP from each other and from other Persons, including EPCO, Finco, DFI, DFI GP and DFI Holdings, (iii) that each of the Borrower, CEGP, Manager, EPD and Enterprise GP have assets and liabilities that are separate from those of each other and from other Persons, including EPCO, Finco, DFI, DFI GP and DFI Holdings, (iv) that the Loans and other obligations owing under this Agreement, the Notes and documents related hereto or thereto have not been guaranteed by Manager, Enterprise GP, EPCO, Finco, DFI, DFI GP or DFI Holdings, and (v) that, except as other Persons may expressly assume or guarantee this

Agreement, the Notes or any documents related hereto or thereto or any of the Loans or other obligations thereunder, the Lenders shall look solely to the Borrower and CEGP, as the case may be, and, pursuant to the EPD Guaranty Agreement, EPD, and their respective property and assets, and any property pledged as collateral with respect hereto or thereto, for the repayment of any amounts payable pursuant hereto or thereto and for satisfaction of any obligations owing to the Lenders hereunder or thereunder and that neither Enterprise GP nor Manager is personally liable to the Lenders for any amounts payable or any liability hereunder or thereunder.
     SECTION 2.21. Defaulting Lenders.
     (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
     (i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02(b).
     (ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Banks or Swingline Lender hereunder; third, to be held as cash collateral, if any cash collateral is required to be delivered pursuant to Section 2.06(j) with respect to any Fronting Exposure of such Defaulting Lender not fully reallocated pursuant to clause (iv) below, for future funding obligations of that Defaulting Lender as to its participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Revolving Loans under this Agreement; sixth, to the payment of any amounts then owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts then owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or LC Disbursements in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Revolving Loans or LC Disbursements were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or LC Disbursements owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this section shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. Upon making any payment to the Administrative Agent or any Issuing Bank for the account of a Defaulting Lender, the Borrower’s obligation to pay such amount to such Defaulting Lender shall be fully discharged and such Defaulting Lender shall have no recourse to the Borrower for the payment of such amount.
     (iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any facility fees with respect to its undrawn Commitment pursuant to Section 2.12(a) or fees with respect to its participation in Letters of Credit pursuant to Section 2.12(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
     (iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Section 2.05(c) and 2.06(d), the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the Exposure of that non-Defaulting Lender. Upon any such reallocation, all fees payable pursuant to Section 2.12(b) with respect to Lenders’ participations in Letters of Credit shall be payable in accordance with such Lenders’ reallocated Applicable Percentages with respect thereto.
     (b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to clause (a)(iv) above), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower or CEGP while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
     SECTION 2.22. Judgment Currency. CEGP’s obligation hereunder to make all payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into Canadian dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Issuing Bank or such Lender Bank to whom such obligation is owed of the full amount of the Dollars expressed to be payable hereunder. If for the purpose of obtaining or enforcing judgment against CEGP in any Canadian court or in any Canadian jurisdiction, it becomes necessary to convert into or from Canadian dollars an amount due in Dollars, the conversion shall be made on the basis of the rate of exchange prevailing on the Business Day preceding the date such judgment is give, and in any event CEGP shall be obligated to pay any deficiency with respect thereto as provided herein. For the foregoing purposes, “rate of exchange” means the rate at which the Administrative Agent, in accordance with normal banking procedures, is able on the relevant date to purchase Dollars with Canadian dollars, after deducting any costs of exchange. If the Administrative Agent, the Issuing Bank or any Lender receives any payment or payments on account of any obligation of CEGP hereunder pursuant to any judgment or order in Canadian dollars, and the amount of Dollars which the Administrative Agent is able to purchase on the Business Day next following such receipt with such Canadian dollar payment in accordance with its normal procedures and after deducting any costs of exchange is less than the amount of Dollars due in respect of such obligation immediately prior to such judgment or order, then CEGP shall upon demand, and CEGP hereby agrees to, indemnify the Administrative Agent, the Issuing Bank, or such Lender, as the case may be, and save each such Person harmless from and against any loss, cost or expense arising out of or in connection with such deficiency. If the amount of Dollars so purchased is greater than the sum originally due to the Administrative Agent, the Issuing Bank or such Lender, as the case may be, the Administrative Agent, the Issuing Bank or such Lender, as the case may be, agrees to return the amount of any excess to CEGP (or to any other Person who may be entitled thereto under applicable law). The foregoing agreement of indemnity shall constitute an obligation separate and independent from all other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent, the Issuing Bank or any Lender from time to time, and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.
ARTICLE III
Representations and Warranties
     The Borrower represents and warrants to the Lenders that:
     SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly formed, validly existing and (if applicable) in good standing (except, with respect to Subsidiaries other than Material Subsidiaries, where the failure to be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business in all material respects as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and (if applicable) is in good standing in, every jurisdiction where such qualification is required.
     SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s limited liability company powers and CEGP’s corporate powers and have been duly authorized by all necessary limited liability company and corporate and, if required, member action. This Agreement has been duly executed and delivered by the Borrower and CEGP and constitutes a legal, valid and binding obligation of the Borrower and CEGP, enforceable against the Borrower and CEGP in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect as of the Effective Date, other than filings after the Effective Date in the ordinary course of business, (b) will not violate any law or regulation applicable to the Borrower or CEGP or the limited partnership agreement, charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority to which the Borrower or any of its Subsidiaries is subject, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or (except for the Existing Credit Facility) give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries that is prohibited hereby.
     SECTION 3.04. Financial Condition. The Borrower has heretofore furnished to the Lenders the consolidated balance sheets of the Borrower and its consolidated Subsidiaries and the related consolidated statements of income, equity and cash flow of the Borrower and its consolidated Subsidiaries (i) as of and for the fiscal year ended December 31, 2010, such consolidated financial statements audited by an independent accounting firm of national standing, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2011, unaudited and certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
     SECTION 3.05. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

     (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
     (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.
     SECTION 3.06. Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     SECTION 3.07. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     SECTION 3.08. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.10. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     SECTION 3.11. Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those listed on Schedule 3.11. As of the Effective Date, Schedule 3.11 sets forth the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of the Borrower’s ownership of the outstanding Equity Interests of each Subsidiary directly owned by the Borrower, and the percentage of each Subsidiary’s ownership of the outstanding Equity Interests of each other Subsidiary.
     SECTION 3.12. Margin Securities. Neither the Borrower nor CEGP nor any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulations U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulations U or X.
ARTICLE IV
Conditions
     SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the Effective Date which is scheduled to occur when each of the following conditions is satisfied:
     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
     (b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Christopher S. Wade, in-house counsel for Borrower, CEGP and EPD, Locke Lord Bissell & Liddell LLP, counsel for Borrower, CEGP and EPD, and Bennett Jones LLP, special Canadian counsel for CEGP, substantially in the forms of Exhibits D-1, D-2 and D-3.
     (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (1) the organization and existence of the Borrower, CEGP and EPD, (2) the authorization of the Transactions and any other legal matters relating to the Borrower, CEGP, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and (3) with respect to EPD, the authorization of the EPD Guaranty Agreement and any other legal matters relating to EPD.
     (d) The Administrative Agent shall have received the EPD Guaranty Agreement dated as of the date hereof, duly and validly executed by EPD and the Borrower.
     (e) The Administrative Agent shall have received each promissory note requested by a Lender pursuant to Section 2.10(e), each duly completed and executed by the Borrower and CEGP.
     (f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, an Executive Vice President or a Financial Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

     (g) The Administrative Agent and Arrangers shall have received all fees and other amounts due and payable to or on behalf of the Administrative Agent, any Arranger or any Lender on or prior to the Effective Date, including, to the extent invoiced five (5) Business Days prior to closing, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
     (h) As of the Effective Date, no Material Adverse Change exists.
     (i) The Lenders shall have received (i) the audited financial statements for the Borrower and its Subsidiaries for the period ended December 31, 2010, and (ii) the unaudited financial statements for the Borrower and its Subsidiaries and EPD’s Form 10-Q for the fiscal quarter ending June 30, 2011.
     (j) All necessary governmental and third-party approvals, if any, required to be obtained by the Borrower or CEGP in connection with the Transactions and the acquisition of all of the outstanding partnership interests in DEP and otherwise referred to herein shall have been obtained and remain in effect (except where failure to obtain such approvals will not have a Material Adverse Effect), and all applicable waiting periods shall have expired without any action being taken by any applicable authority.
     (k) All obligations and indebtedness under the Existing Credit Facility shall be contemporaneously refinanced pursuant hereto and the Existing Credit Facility shall have been terminated and replaced hereby.
     (l) The Borrower shall have consummated (or shall contemporaneously consummate) its direct or indirect acquisition of all of the outstanding partnership interests in DEP, and in connection therewith all obligations and indebtedness under the Existing DEP Credit Facilities shall have been paid in full and the Existing DEP Credit Facilities shall have been terminated.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
     SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (exclusive of continuations and conversions of a Borrowing), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties of the Borrower and CEGP set forth in this Agreement shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date.
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each Lender:
     (a) within 15 days after filing same with the Securities and Exchange Commission (“SEC”), copies of each annual report on Form 10-K, quarterly report on Form 10-Q and report on Form 8-K (or any successor or substitute forms) that EPD is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and any successor statute (the “Exchange Act”);
     (b) within 15 days after filing same with the SEC, copies of each annual report on Form 10-K, quarterly report on Form 10-Q and report on Form 8-K (or any successor or substitute forms) that the Borrower is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act;
     (c) if the Borrower is not subject to the requirements of Section 13 or 15(d) of the Exchange Act and EPD owns direct subsidiaries (other than the Borrower and its Subsidiaries), promptly after becoming available and in any event within 105 days after the close of each fiscal year of the Borrower (i) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and (ii) the audited consolidated statements of income, equity and cash flow of the Borrower and its consolidated Subsidiaries for such year setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, which report shall be to the effect that such statements have been prepared in accordance with GAAP;
     (d) if the Borrower is not subject to Section 13 or 15(d) of the Exchange Act and EPD owns direct subsidiaries (other than the Borrower and its Subsidiaries), promptly after their becoming available and in any event within 60 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and (ii) the unaudited consolidated statements of income, equity and cash flow of the Borrower for such quarter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all of the foregoing certified by a Financial Officer to have been prepared in accordance with GAAP subject to normal changes resulting from year-end adjustment and accompanied by a written discussion of the financial performance and operating results, including the major assets, of the Borrower for such quarter; and

     (e) within 60 days after the end of each fiscal quarter of each fiscal year of the Borrower, a certificate of a Financial Officer substantially in the form of Exhibit E (i) certifying as to whether a Default has occurred that is then continuing and, if a Default has occurred that is then continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 6.07.
     SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) the occurrence of any Event of Default; and
     (b) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower or the Manager on behalf of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     SECTION 5.03. Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution not prohibited under Section 6.03.
     SECTION 5.04. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
     SECTION 5.05. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep in accordance with GAAP proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
     SECTION 5.06. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.07. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only (a) for the refinancing of the Indebtedness under the Existing Credit Facility and refinancing of letters of credit thereunder, repayment of the Indebtedness under the Existing DEP Credit Facilities, and for payment of transaction expenses related to the Transactions, (b) as a backstop for commercial paper, and (c) for working capital, capital expenditures, acquisitions and other company purposes. Letters of Credit will be used for the Borrower’s and its Subsidiaries’ company purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.
     SECTION 5.08. Environmental Matters. The Borrower has established and implemented, or will establish and implement, and will cause each of its Subsidiaries to establish and implement, such procedures as may be necessary to assure that (except for any failure of the following that, individually or in the aggregate, does not have a Material Adverse Effect): (i) all property of the Borrower and its Subsidiaries and the operations conducted thereon are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil or solid wastes are disposed of or otherwise released on or to any property owned by the Borrower or its Subsidiaries except in compliance with Environmental Laws, (iii) no Hazardous Materials will be released on or to any such property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil or Hazardous Materials is released on or to any such property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.
     SECTION 5.09 ERISA Information. The Borrower will furnish to the Administrative Agent:
     (a) within 15 Business Days after the institution of or the withdrawal or partial withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from any Multiemployer Plan which would cause the Borrower, any Subsidiary or any ERISA Affiliate to incur withdrawal liability in excess of $100,000,000 (in the aggregate for all such withdrawals), a written notice thereof signed by an executive officer of the Borrower stating the applicable details; and
     (b) within 15 Business Days after an officer of the Borrower becomes aware of any material action at law or at equity brought against the Borrower, any of its Subsidiaries, any ERISA Affiliate, or any fiduciary of a Plan in connection with the administration of any Plan or the investment of assets thereunder, a written notice signed by an executive officer of the Borrower specifying the nature thereof and what action the Borrower is taking or proposes to take with respect thereto.
     SECTION 5.10 Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged, promptly or make, or cause to be made, timely deposit of all taxes (including Federal Insurance Contribution Act payments and withholding taxes), assessments and governmental charges or levies imposed upon the Borrower or any Subsidiary or upon the income or any property of the Borrower or any Subsidiary; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by or on behalf of the Borrower or its Subsidiary, and if the Borrower or its Subsidiary shall have set up reserves therefor adequate under GAAP or if no Material Adverse Effect shall be occasioned by all such failures in the aggregate.
ARTICLE VI
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     SECTION 6.01. Reserved.
     SECTION 6.02. Liens. The Borrower shall not, and shall not permit any Subsidiary (other than Project Finance Subsidiaries) or EPD to, create, assume, incur or suffer to exist any Lien, other than a Permitted Lien, on any Principal Property or upon any Equity Interests of the Borrower or any Subsidiary (other than Project Finance Subsidiaries) owning or leasing any Principal Property, now owned or hereafter acquired by the Borrower or such Subsidiary to secure any Indebtedness of the Borrower, EPD or any other Person (other than the Indebtedness under this Agreement), without in any such case making effective provision whereby any and all Indebtedness under this Agreement then outstanding will be secured by a Lien equally and ratably with, or prior to, such Indebtedness for so long as such Indebtedness shall be so secured. Notwithstanding the foregoing, the Borrower may, and may permit any Subsidiary (other than a Project Finance Subsidiary) and EPD to, create, assume, incur or suffer to exist any Lien upon any Principal Property to secure Indebtedness of the Borrower, EPD or any other Person (other than the Indebtedness under this Agreement), other than a Permitted Lien without securing the Indebtedness under this Agreement, provided that the aggregate principal amount of all Indebtedness then outstanding secured by such Lien and all similar Liens together with the aggregate amount of Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions (exclusive of any Permitted Sale/Leaseback Transactions), does not exceed 10% of Consolidated Net Tangible Assets.
     SECTION 6.03. Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (other than Project Finance Subsidiaries) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Subsidiary of the Borrower may be merged into, amalgamated with or consolidated with another Subsidiary, change its jurisdiction of organization, or change the type of business entity in which it conducts its business, and (iii) Borrower may sell or otherwise dispose of all or any portion of the Equity Interests of any of its Subsidiaries.
     SECTION 6.04. Investment Restriction. Neither the Borrower nor any Subsidiary (other than a Project Finance Subsidiary) will make or suffer to exist investments in Project Finance Subsidiaries, in the aggregate at any one time outstanding, in excess of the sum of (i) the amount of investments existing as of the Effective Date in Project Finance Subsidiaries, (ii) $150,000,000, and (iii) the amount of any portion of the investments permitted by this Section 6.04 repaid to the Borrower or any Subsidiary as a dividend, repayment of a loan or advance, release or discharge of a guarantee or other obligation or other transfer of property or return of capital, as the case may be, occurring after the Effective Date. Computation of the amount of any investment shall be made without any adjustment for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such investment or interest or other earnings on such investment.
     SECTION 6.05. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries (other than Project Finance Subsidiaries) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as long as no Event of Default has occurred and is continuing or would result therefrom, (i) the Borrower and the Subsidiaries may make Restricted Payments necessary to fund the Program, (ii) the Borrower may make Restricted Payments from Available Cash (as defined in the Company Agreement) from Operating Surplus (as defined in the Company Agreement) cumulative from January 1, 1999 through the date of such Restricted Payment, (iii) any Subsidiary may buy back any of its own Equity Interests, and (iv) the Borrower and its Subsidiaries may make payments or other distributions to officers, directors or employees with respect to the exercise by any such Persons of options, warrants or other rights to acquire Equity Interests in EPD, the Borrower or such Subsidiary issued pursuant to an employment, equity award, equity option or equity appreciation agreement or plans entered into by EPD, the Borrower or such Subsidiary in the ordinary course of business; provided, that even if an Event of Default shall have occurred and is continuing, no Subsidiary shall be prohibited from upstreaming dividends or other payments to the Borrower or any Subsidiary (which is not a Project Finance Subsidiary) or making, in the case of any Subsidiary that is not wholly-owned (directly or indirectly) by the Borrower, ratable dividends or payments, as the case may be, to the other owners of Equity Interests in such Subsidiary.
     SECTION 6.06. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries (other than Project Finance Subsidiaries) to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement with any Person, other than the Lenders pursuant hereto, which prohibits, restricts or imposes any conditions upon the ability of any Subsidiary (other than Project Finance Subsidiaries) to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary, or (b) make subordinate loans or advances to or make other investments in the Borrower or any Subsidiary in each case, other than restrictions or conditions contained in, or existing by reasons of, any agreement or instrument (i) existing on the date hereof and identified on Schedule 6.06, (ii) relating to property existing at the time of the acquisition thereof, so long as the restriction or condition relates only to the property so acquired, (iii) relating to any Indebtedness of, or otherwise to, any Subsidiary at the time such Subsidiary was merged, amalgamated or consolidated with or into, or acquired by, the Borrower or a Subsidiary or became a Subsidiary and not created in contemplation thereof, (iv) effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of Indebtedness issued under an agreement referred to in clauses (i) through (iii) above, so long as the restrictions and conditions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the restrictions and conditions contained in the original agreement, as determined in good faith by the board of directors of the Manager, (v) constituting customary provisions restricting subletting or assignment of any leases of the Borrower or any Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder, (vi) constituting restrictions on the sale or other disposition of any property securing Indebtedness as a result of a Lien on such property permitted hereunder, (vii) constituting any temporary encumbrance or restriction with respect to a Subsidiary under an agreement that has been entered into for the disposition of all or substantially all of the outstanding Equity Interests of or assets of such Subsidiary, provided that such disposition is otherwise permitted hereunder, (viii) constituting customary restrictions on cash, other deposits or assets imposed by customers and other persons under contracts entered into in the ordinary course of business, (ix) constituting provisions contained in agreements or instruments relating to Indebtedness that prohibit the transfer of all or substantially all of the assets of the obligor under that agreement or instrument unless the transferee assumes the obligations of the obligor under such agreement or instrument or such assets may be transferred subject to such prohibition, (x) constituting a requirement that a certain amount of Indebtedness be maintained between a Subsidiary and the Borrower or another Subsidiary, (xi) constituting any restriction or condition with respect to property under an agreement that has been entered into for the disposition of such property, provided that such disposition is otherwise permitted hereunder, (xii) constituting any restriction or condition with respect to property under a charter, lease or other agreement that has been entered into for the employment of such property or (xiii) that is a Hybrid Security or an indenture, document, agreement or security entered into or issued in connection with a Hybrid Security or otherwise constituting a restriction or condition on the payment of dividends or distributions by an issuer of a Hybrid Security.
     SECTION 6.07 Financial Condition Covenant.
     Ratio of Consolidated Indebtedness to Consolidated EBITDA. The Borrower shall not permit its Debt Coverage Ratio in each case for the four full fiscal quarters most recently ended to exceed:
5.00 to 1.00 as of the last day of any fiscal quarter;
provided, following a Specified Acquisition (defined below), such ratio shall not exceed
5.50 to 1.00 as of the last day of (i) the fiscal quarter in which the Specified Acquisition occurred (the “Acquisition Quarter”), and (ii) the two fiscal quarters following the Acquisition Quarter.
As used herein, “Specified Acquisition” means, at the election of Borrower, one or more acquisitions of assets or entities or operating lines or divisions in any rolling 12-month period for an aggregate purchase price of not less than $100,000,000; provided, in the event the Debt Coverage Ratio exceeds 5.00 to 1.00 at the end of any fiscal quarter in which one or more acquisitions otherwise qualifying as a Specified Acquisition but for Borrower’s failure to so elect shall have occurred, Borrower shall be deemed to have so elected a Specified Acquisition with respect thereto; provided, further, following the election (or deemed election) of a Specified Acquisition, Borrower may not elect (or be deemed to have elected) a subsequent Specified Acquisition unless, at the time of such subsequent election, the Debt Coverage Ratio does not exceed 5.00 to 1.00.

For purposes of calculating such ratio the Project Finance Subsidiaries shall be disregarded; however, such exclusion does not apply to, and there shall be included in such calculation, the amount of cash dividends or distributions payable with respect to such a period by a Project Finance Subsidiary which are actually received by the Borrower or a Subsidiary (other than a Project Finance Subsidiary) on or prior to the date the financial statements with respect to such period referred to in Section 5.01 are required to be delivered by Borrower. For purposes of this Section 6.07, if during any period of four fiscal quarters the Borrower or any Subsidiary acquires any Person (or any interest in any Person) or all or substantially all of the assets of any Person, the EBITDA attributable to such assets or an amount equal to the percentage of ownership of the Borrower or a Subsidiary, as the case may be, in such Person times the EBITDA of such Person, for such period determined on a pro forma basis (which determination, in each case, shall be subject to approval of the Administrative Agent, not to be unreasonably withheld) may be included as Consolidated EBITDA for such period as if such acquisition occurred on the first day of such four fiscal quarter period; provided that during the portion of such period that follows such acquisition, the computation in respect of the EBITDA of such Person or such assets, as the case may be, shall be made on the basis of actual (rather than pro forma) results.
In addition, for purposes of this Section 6.07, Hybrid Securities up to an aggregate amount of 15% of Consolidated Total Capitalization shall be excluded from Consolidated Indebtedness and Consolidated EBITDA may include, at Borrower’s option, any Material Project EBITDA Adjustments as provided in the definition thereof.
ARTICLE VII
Events of Default
     If any of the following events (“Events of Default”) shall occur:
     (a) the Borrower or CEGP shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower or CEGP shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of the Borrower, EPD, CEGP or any other Subsidiary of the Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made and such materiality is continuing;
     (d) the Borrower or CEGP shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s or CEGP’s existence) or 5.07 or in Article VI;

     (e) the Borrower or CEGP shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
     (f) the Borrower, CEGP or any Material Subsidiary (other than Project Finance Subsidiaries) shall (i) fail to pay (A) any principal of or premium or interest on any Material Indebtedness of the Borrower, CEGP or such Material Subsidiary (as the case may be), or (B) aggregate net obligations under one or more Hedging Agreements (excluding amounts the validity of which are being contested in good faith by appropriate proceedings, if necessary, and for which adequate reserves with respect thereto are maintained on the books of the Borrower, CEGP or such Material Subsidiary (as the case may be)) in excess of $100,000,000, in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness or such Hedging Agreements; or (ii) default in the observance or performance of any covenant or obligation contained in any agreement or instrument relating to any such Material Indebtedness that in substance is customarily considered a default in loan documents (in each case, other than a failure to pay specified in clause (i) of this subsection (f)) and such default shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect thereof is to accelerate the maturity of such Material Indebtedness or require such Material Indebtedness to be prepaid prior to the stated maturity thereof; for the avoidance of doubt the parties acknowledge and agree that any payment required to be made under a guaranty of payment or collection described in clause (c) of the definition of Indebtedness shall be due and payable at the time such payment is due and payable under the terms of such guaranty (taking into account any applicable grace period) and such payment shall be deemed not to have been accelerated or required to be prepaid prior to its stated maturity as a result of the obligation guaranteed having become due;
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, CEGP or any Material Subsidiary (other than Project Finance Subsidiaries) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, CEGP or any Material Subsidiary (other than Project Finance Subsidiaries) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) the Borrower, CEGP or any Material Subsidiary (other than Project Finance Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, CEGP or any Material Subsidiary (other than Project Finance Subsidiaries) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (i) the Borrower, CEGP or any Material Subsidiary (other than Project Finance Subsidiaries) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (j) one or more judgments for the payment of money in an aggregate uninsured amount equal to or greater than $100,000,000 shall be rendered against the Borrower, CEGP or any Material Subsidiary (other than Project Finance Subsidiaries) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower, CEGP or any such Material Subsidiary to enforce any such judgment;
     (k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $100,000,000 for all periods;
     (l) EPD takes, suffers or permits to exist any of the events or conditions referred to in clauses (g), (h), (i) or (j) of this Article or if the section of the EPD Guaranty Agreement that contains the payment obligation shall for any reason cease to be valid and binding on EPD or if EPD shall so state in writing;
     (m) the Manager or Enterprise GP takes, suffers or permits to exist any of the events or conditions referred to in clauses (g), (h) or (i) of this Article; or
     (o) a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and CEGP accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and CEGP; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower and CEGP accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and CEGP.

ARTICLE VIII
The Administrative Agent
     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Anything herein to the contrary notwithstanding, neither the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents, the Joint Lead Arrangers nor the Joint Book Runners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, the Notes or any documents related hereto or thereto, except in its capacity, as applicable, as Administrative Agent, Issuing Bank, Swingline Lender or a Lender hereunder.
     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the Borrower’s approval (which will not be unreasonably withheld), to appoint another Lender as successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the Borrower’s approval (which will not be unreasonably withheld or delayed, and the Borrower’s approval shall not be required if an Event of Default has occurred which is continuing), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank and such bank, or its Affiliate, as applicable, shall have capital and surplus equal to or greater than $500,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX
Miscellaneous
     SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, and except as provided in Section 9.01(f), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (a) if to the Borrower or CEGP, to it at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, Attention of Treasurer (Telecopy No. 713/381-8200), and in connection therewith, CEGP hereby irrevocably appoints the Borrower as its agent for purposes of receiving any notice, demand, consent, acknowledgement, direction, certification or other communication to be delivered by the Administrative Agent, the Issuing Bank or the Swingline Lender to CEGP under this Agreement, and the parties hereto agree that any such notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Borrower in accordance with the terms of this Agreement shall constitute delivery to, and shall be deemed to have been delivered to, CEGP;
     (b) if to the Administrative Agent, to Wells Fargo Bank, National Association, 1525 West W.T. Harris Blvd. Mail Code: D1109-019, Charlotte, NC 28262, Attention: Syndication Agency Services, Telephone No.: (704) 590-2706, Telecopy No.: (704) 590-2790, E-mail: agencyservices.requests@wellsfargo.com, with a copy to Wells Fargo Energy Group, 1000 Louisiana, 9th Floor, Houston, TX 77002, MAC T0002-090, Attention Mark Oberreuter (Telecopy No. 713/319-1679);
     (c) if to the Issuing Bank, to Wells Fargo Bank, National Association, 1525 West W.T. Harris Blvd. Mail Code: D1109-019, Charlotte, NC 28262, Attention: Syndication Agency Services, Telephone No.: (704) 590-2706, Telecopy No.: (704) 590-2790, E-mail: agencyservices.requests@wellsfargo.com, with a copy to Wells Fargo Energy Group, 1000 Louisiana, 9th Floor, Houston, TX 77002, MAC T0002-090, Attention Mark Oberreuter (Telecopy No. 713/319-1679);
     (d) if to the Swingline Lender, to Wells Fargo Bank, National Association, 1525 West W.T. Harris Blvd. Mail Code: D1109-019, Charlotte, NC 28262, Attention: Syndication Agency Services, Telephone No.: (704) 590-2706, Telecopy No.: (704) 590-2790, E-mail: agencyservices.requests@wellsfargo.com, with a copy to Wells Fargo Energy Group, 1000 Louisiana, 9th Floor, Houston, TX 77002, MAC T0002-090, Attention Mark Oberreuter (Telecopy No. 713/319-1679);
     (e) if to any other Lender, to it at its address (or telecopy number) of record with the Administrative Agent, which Administrative Agent shall provide to the Borrower or any Lender upon request from time to time; and
     (f) The Borrower will have the option to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement or any other document executed in connection herewith, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto) or relates to the issuance, amendment, renewal or extension of any Letter of Credit, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default, or (iv) other than the requirements set forth in Sections 3.04, 4.01(i) and 5.01, is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing, any issuance, amendment, renewal or extension of any Letter of Credit or any other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders and the Issuing Bank by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address as specified by the Administrative Agent from time to time shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement and any other documents executed in connection herewith. Each of the Issuing Bank and the Lenders agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to the Issuing Bank or Lender, as the case may be, for purposes of this Agreement and any other documents executed in connection herewith. Each of the Issuing Bank and the Lenders agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of the Issuing Bank’s or Lender’s, as the case may be, e-mail address to which the foregoing notice may be sent by electronic transmission, and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant hereto or any other document executed in connection herewith in any other manner specified herein or therein.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, CEGP and the Required Lenders or by the Borrower, CEGP and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release EPD or the Borrower from any of its monetary obligations under the EPD Guaranty Agreement without the written consent of each Lender, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding anything to the contrary herein, the Commitment and outstanding Loans of a Defaulting Lender shall be disregarded for all purposes of any determination of whether the requisite Lenders have taken or may take any action hereunder, and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, nor may the Maturity Date be extended, nor may the outstanding principal of any Loan owed to such

Defaulting Lender be forgiven without the consent of such Defaulting Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (z) any amendment to the immediately preceding clause (x) or (y) shall require the consent of all Lenders, including the Defaulting Lenders.
     SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one law firm as counsel for the Administrative Agent, in connection with the syndication (prior to the Effective Date) of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses reasonably incurred during the existence of an Event of Default by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party of such Indemnitee, or (y) in connection with disputes among or between the Administrative Agent, Lenders, Issuing Bank and/or their respective Related Parties.
     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing

Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
     (d) To the extent permitted by applicable law, neither the Borrower nor CEGP shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for indirect, special, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
     (e) All amounts due under this Section shall be payable not later than 30 days after written demand therefor, such demand to be in reasonable detail setting forth the basis for and method of calculation of such amounts.
     SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that neither the Borrower nor CEGP may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or CEGP without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may assign to one or more assignees (other than the Borrower, EPD, CEGP, any of their Affiliates or a Defaulting Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall result in the assignor retaining a Commitment of not less than $10,000,000 and shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties (other than the Borrower) to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (vi) no assignment to a foreign bank shall be made hereunder unless, at the time of such assignment, there is no withholding tax applicable with respect to such foreign bank for which the Borrower or CEGP would be or become responsible under Section 2.17; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 as to matters occurring on or prior to date of assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
     (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York, the address of which shall be made available to any party to this Agreement upon request: a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (e) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities, other than a Defaulting Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
     (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender and has zero withholding at the time of participation.
     (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (h) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
     SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy, insolvency, receivership or similar law, as determined in good faith by the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
     SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing and acceleration of the Loans shall have occurred under Article VII, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or CEGP against any of and all the obligations of the Borrower or CEGP now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff granted hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations under this Agreement owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
     (b) Each of the Borrower and CEGP hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or CEGP or their respective properties in the courts of any jurisdiction.
     (c) Each of the Borrower and CEGP hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (including any pledgee or assignee permitted under Section 9.04(g)), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, Co-Syndication Agents, the Co-Documentation Agents or any Lender on a nonconfidential basis from a source other than the Borrower and its Related Parties. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.
     SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together (to the extent lawful) with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. In no event shall the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable by CEGP under this Agreement, the Notes or any other document or instrument executed in connection with this Agreement or the Notes exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that section) permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of CEGP, the Administrative Agent and Lenders and the amount of such excess payment or collection shall be refunded to CEGP. For purposes of any Notes made by CEGP, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term applicable thereto on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Administrative Agent shall be prima facie evidence, for the purposes of such determination.
     SECTION 9.14. Liability of Manager. It is hereby understood and agreed that Manager shall have no personal liability, as a member of the Borrower or otherwise, for the payment of any amount owing or to be owing hereunder.
     SECTION 9.15. USA Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2003)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and CEGP, which information includes the name and address of Borrower and CEGP and other information that will allow such Lender or the Agent, as applicable, to identify Borrower and CEGP in accordance with the Act. The Borrower shall, following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
     SECTION 9.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other loan document executed or delivered in connection herewith), each of Borrower and CEGP acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, arrangers and Lenders are arm’s-length commercial transactions between Borrower, CEGP and their Affiliates, on the one hand, and Administrative Agent, arrangers and Lenders, on the other hand, (B) each of Borrower and CEGP has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of Borrower and CEGP is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other loan documents executed or delivered in connection herewith; (ii) (A) Administrative Agent, each Lender and each arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, CEGP or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent nor any arranger or Lender has any obligation to Borrower, CEGP or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other loan documents executed or delivered in connection herewith; and (iii) Administrative Agent, arrangers and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, CEGP and their respective Affiliates, and neither Administrative Agent, any arranger or any Lender has any obligation to disclose any of such interests to Borrower, CEGP or their respective Affiliates. To the fullest extent permitted by law, each of Borrower and CEGP hereby waives and releases any claims that it may have against Administrative Agent, any arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     SECTION 9.17. Existing Credit Facility. The undersigned Lenders, to the extent a party to the Existing Credit Facility, agree and acknowledge that in connection with the refinancing of the loans under the Existing Credit Facility pursuant hereto, Borrower, Administrative Agent and Lenders shall make adjustments to (i) the outstanding principal amount of “Revolving Loans” (as defined in the Existing Credit Facility) (but not any interest accrued thereon prior to the Effective Date or any accrued facility fees under the Existing Credit Facility prior to the Effective Date), including the borrowing of such additional “Revolving Loans” (which may include “Eurodollar Loans” (as defined in the Existing Credit Facility) and the repayment of “Revolving Loans” (which may include the prepayment or conversion of “Eurodollar Loans”) plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Revolving Loans by each Lender in the amount of its new Applicable Percentage of all Revolving Loans as of the Effective Date, and (ii) participations in Existing Letters of Credit to provide for each Lender’s participation in each Existing Letter of Credit equal to such Lender’s new Applicable Percentage of the aggregate amount available to be drawn under each such Existing Letter of Credit as of the Effective Date. In connection with the foregoing, each Lender shall be deemed to have made an assignment of its outstanding Revolving Loans and “Commitments” (as defined in the Existing Credit Facility) under the Existing Credit Facility, and assumed outstanding Revolving Loans and Commitments of other Lenders under the Existing Credit Facility, all at the request of the Borrower, as may be necessary to effect the foregoing, and each such Lender shall be entitled to any reimbursement under Section 2.16 hereof with respect thereto. Each of the undersigned Lenders, to the extent a party to the Existing Credit Facility, waives any requirement under the Existing Credit Facility that notice with respect to any such borrowing, prepayment or other transaction described in this Section 9.17 be given.
[Signature Pages to Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENTERPRISE PRODUCTS OPERATING LLC By: Enterprise Products OLPGP, Inc., its Manager
By:	/s/ Bryan F. Bulawa
Bryan F. Bulawa
Senior Vice President and Treasurer

CANADIAN ENTERPRISE GAS PRODUCTS, LTD.
By:	/s/ Bryan F. Bulawa
Bryan F. Bulawa
Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank, Swingline Lender and a Lender
By:	/s/ Mark Oberreuter
	Name:	Mark Oberreuter
	Title:	Vice President

THE BANK OF NOVA SCOTIA, as Co-Syndication Agent and a Lender
By:	/s/ John Frazell
	Name:	John Frazell
	Title:	Director

MIZUHO CORPORATE BANK, LTD., As Co-Syndication Agent and a Lender
By:	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Authorized Signatory

THE ROYAL BANK OF SCOTLAND PLC, as Co-Syndication Agent and a Lender
By:	/s/ Todd Vaubel
	Name:	Todd Vaubel
	Title:	Authorised Signatory

JPMORGAN CHASE BANK, N.A., as Co-Documentation Agent and a Lender
By:	/s/ Stephanie Balette
	Name:	Stephanie Balette
	Title:	Authorized Officer

BARCLAYS BANK PLC, as Co-Documentation Agent and a Lender
By:	/s/ Michael Mozer
	Name:	Michael Mozer
	Title:	Vice President

CITIBANK, N.A., a Lender
By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

BANK OF AMERICA, N.A., a Lender
By:	/s/ Joseph Scott
	Name:	Joseph Scott
	Title:	Director

BNP PARIBAS, a Lender
By:	/s/ J. Christopher Lyons
	Name:	J. Christopher Lyons
	Title:	Managing Director

By:	/s/ Greg Smothers
	Name:	Greg Smothers
	Title:	Director

DNB NOR BANK ASA, a Lender
By:	/s/ Thomas Tangen
	Name:	Thomas Tangen
	Title:	Senior Vice President Head of Corporate Banking

By:	/s/ Henrik Asland
	Name:	Henrik Asland
	Title:	Senior Vice President

MORGAN STANLEY BANK NA, a Lender
By:	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Vice President

SUNTRUST BANK, a Lender
By:	/s/ Carmen Malizia
	Name:	Carmen Malizia
	Title:	Vice President

COMPASS BANK, a Lender
By:	/s/ Greg Determann
	Name:	Greg Determann
	Title:	Senior Vice President

CREDIT SUISSE AG, a Lender
By:	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Vice President

By:	/s/ Michael Spaight
	Name:	Michael Spaight
	Title:	Associate

DEUTSCHE BANK AG NEW YORK BRANCH, a Lender
By:	/s/ Philippe Sandmeier
	Name:	Philippe Sandmeier
	Title:	Managing Director

By:	/s/ Lawrence Williamson
	Name:	Lawrence Williamson
	Title:	Managing Director

ROYAL BANK OF CANADA, a Lender
By:	/s/ Jim Allred
	Name:	Jim Allred
	Title:	Authorized Signatory

SUMITOMO MITSUI BANKING CORP., a Lender
By:	/s/ Hiroshi Higuma
	Name:	Hiroshi Higuma
	Title:	Joint General Manager

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., a Lender
By:	/s/ William S. Rogers
	Name:	William S. Rogers
	Title:	Authorized Signatory

UBS AG, STAMFORD BRANCH, a Lender
By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director Banking Products Services US

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director Banking Products Services US

U.S. BANK NATIONAL ASSOCIATION, a Lender
By:	/s/ John Prigge
	Name:	John Prigge
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, CANADA BRANCH
By:	/s/ Joseph Rauhala
	Name:	Joseph Rauhala
	Title:	Principal Officer

ING CAPITAL LLC, a Lender
By:	/s/ Richard Ennis
	Name:	Richard Ennis
	Title:	Managing Director

RAYMOND JAMES BANK, FSB, a Lender
By:	/s/ Garrett McKinnon
	Name:	Garrett McKinnon
	Title:	Senior Vice President

SCHEDULE 1.01
EXISTING LETTERS OF CREDIT
None

SCHEDULE 2.01
COMMITMENTS

Lender	Commitment	Applicable Percentage*
Wells Fargo Bank, National Association	$180,000,000	5.1428571429%
The Bank of Nova Scotia	$180,000,000	5.1428571429%
Mizuho Corporate Bank, Ltd.	$180,000,000	5.1428571429%
The Royal Bank of Scotland plc	$180,000,000	5.1428571429%
JPMorgan Chase Bank, N.A.	$175,000,000	5.0000000000%
Barclays Bank plc	$175,000,000	5.0000000000%
Citibank, N.A.	$180,000,000	5.1428571429%
Bank of America, N.A.	$175,000,000	5.0000000000%
BNP Paribas	$175,000,000	5.0000000000%
DnB NOR Bank ASA	$175,000,000	5.0000000000%
Morgan Stanley Bank NA	$175,000,000	5.0000000000%
SunTrust Bank	$175,000,000	5.0000000000%
Compass Bank	$161,000,000	4.6000000000%
Credit Suisse AG	$161,000,000	4.6000000000%
Deutsche Bank AG New York Branch	$161,000,000	4.6000000000%
Royal Bank of Canada	$161,000,000	4.6000000000%
Sumitomo Mitsui Banking Corp.	$161,000,000	4.6000000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$161,000,000	4.6000000000%
UBS AG, Stamford Branch	$161,000,000	4.6000000000%
U.S. Bank National Association	$137,000,000	3.9142857143%
ING Capital LLC	$80,000,000	2.2857142857%
Raymond James Bank, FSB	$31,000,000	0.8857142857%

TOTAL	$3,500,000,000	100.0000000000%

*	Rounded to 10 decimal places

SCHEDULE 3.05
DISCLOSED MATTERS
None

SCHEDULE 3.11
SUBSIDIARIES

	Jurisdiction
Name of Subsidiary	of Formation	Effective Ownership	%
Acadian Gas, LLC	Delaware	Enterprise Products Operating LLC	34%
		DEP Operating Partnership, L.P.	66%
Acadian Gas Pipeline System	Delaware	TXO-Acadian Gas Pipeline, LLC	50%
		MCN Acadian Gas Pipeline, LLC	50%
Adamana Land Company, LLC	Delaware	Enterprise Products Operating LLC	100%
Arizona Gas Storage, L.L.C.	Delaware	Enterprise Arizona Gas, L.L.C.	60%
		Third Party	40%
Atlantis Offshore, LLC	Delaware	Manta Ray Gathering Company, L.L.C.	50%
		Manta Ray Offshore Gathering Company, L.L.C.	50%
Baton Rouge Fractionators LLC	Delaware	Enterprise Products Operating LLC	32.25%
		Third Parties	67.75%
Baton Rouge Pipeline LLC	Delaware	Baton Rouge Fractionators LLC	100%
Baton Rouge Propylene Concentrator LLC	Delaware	Enterprise Products Operating LLC	30%
		Third Parties	70%
Belle Rose NGL Pipeline, L.L.C.	Delaware	Enterprise NGL Pipelines, LLC	41.67%
		Enterprise Products Operating LLC	58.33%
Belvieu Environmental Fuels GP, LLC	Texas	Enterprise Products Operating LLC	100%
Belvieu Environmental Fuels LLC	Texas	Enterprise Products Operating LLC	99%
		Belvieu Environmental Fuels GP, LLC	1%
Cajun Pipeline Company, LLC	Texas	Enterprise Products Operating LLC	100%
Calcasieu Gas Gathering System	Texas	TXO-Acadian Gas Pipeline, LLC	50%
		MCN Acadian Gas Pipeline, LLC	50%
Cameron Highway Oil Pipeline Company	Delaware	Cameron Highway Pipeline I, L.P.	50%
		Third Party	50%
Cameron Highway Pipeline GP, L.L.C.	Delaware	Enterprise GTM Holdings L.P.	100%
Cameron Highway Pipeline I, L.P.	Delaware	Enterprise GTM Holdings L.P.	99%
		Cameron Highway Pipeline GP, L.L.C.	1%
Canadian Enterprise Gas Products, Ltd.	Alberta, Canada	Enterprise Products Operating LLC	100%
Centennial Pipeline LLC	Delaware	Enterprise TE Products Pipeline Company, LLC	50%
		Third Party	50%
Chama Gas Services, LLC	Delaware	Enterprise New Mexico Ventures, LLC	75%
		Third Party	25%
Channelview Fleeting Services, L.L.C.	Texas	Enterprise Marine Services LLC	100%
Chaparral Pipeline Company, LLC	Texas	Enterprise Midstream Companies LLC	99.999%
		Enterprise NGL Pipelines II LLC	0.001%
Chunchula Pipeline Company, LLC	Texas	Enterprise Products Operating LLC	100%
Crystal Holding, L.L.C.	Delaware	Enterprise GTM Holdings L.P.	100%
CTCO of Texas, LLC	Texas	Enterprise Marine Services LLC	100%
Cypress Gas Marketing, LLC	Delaware	Acadian Gas, LLC	100%
Cypress Gas Pipeline, LLC	Delaware	Acadian Gas, LLC	100%
Dean Pipeline Company, LLC	Texas	Enterprise Midstream Companies LLC	99.999%
		Enterprise NGL Pipelines, LLC	0.001%
Deep Gulf Development, LLC	Delaware	Enterprise Offshore Development, LLC	90%
		Third Party	10%

	Jurisdiction
Name of Subsidiary	of Formation	Effective Ownership	%
Deepwater Gateway, L.L.C.	Delaware	Enterprise Field Services, LLC	50%
		Third Party	50%
DEP Holdings, LLC	Delaware	Enterprise Products Operating LLC	100%
DEP Offshore Port System, LLC	Texas	DEP Operating Partnership, L.P.	100%
DEP OLPGP, LLC	Delaware	Duncan Energy Partners L.P.	100%
DEP Operating Partnership, L.P.	Delaware	Duncan Energy Partners L.P.	99.999%
		DEP OLPGP, LLC	0.001%
Dixie Pipeline Company	Delaware	E-Cypress, LLC	100%
Duncan Energy Partners L.P.	Delaware	Enterprise GTM Holdings L.P.	99.299%
		DEP Holdings LLC	0.700%
		Enterprise Products OLPGP, Inc.	0.001%
E-Cypress, LLC	Delaware	Enterprise Products Operating LLC	100%
E-Oaktree, LLC	Delaware	E-Cypress, LLC	100%
ECO Property LLC	Delaware	Enterprise Crude Oil LLC	100%
Energy Ventures, LLC	Colorado	Enterprise Crude Oil LLC	100%
Enterprise Arizona Gas, LLC	Delaware	Enterprise Field Services, LLC	100%
Enterprise Big Thicket Pipeline System LLC	Texas	Enterprise GC, L.P.	100%
Enterprise Crude GP LLC	Delaware	TCTM, L.P.	100%
Enterprise Crude Oil LLC	Texas	TCTM, L.P.	99.99%
		Enterprise Crude GP LLC	0.01%
Enterprise Crude Pipeline LLC	Texas	TCTM, L.P.	99.99%
		Enterprise Crude GP LLC	0.01%
Enterprise Energy Finance Corporation	Delaware	Enterprise GTM Holdings L.P.	100%
Enterprise ETE LLC	Delaware	Enterprise Products Operating LLC	100%
Enterprise Field Services, LLC	Delaware	Enterprise GTM Holdings L.P.	100%
Enterprise Fractionation, LLC	Delaware	Enterprise Products Operating LLC	100%
Enterprise Gas Liquids LLC	Texas	Enterprise Products Operating LLC	100%
Enterprise Gas Processing, LLC	Delaware	Enterprise Products Operating LLC	100%
Enterprise Gathering LLC	Delaware	Enterprise Products Operating LLC	100%
Enterprise Gathering II LLC	Delaware	Enterprise Products Operating LLC	100%
Enterprise GC, L.P.	Delaware	Enterprise GTM Holdings L.P.	34%
		Enterprise Holding III, LLC	66%
Enterprise GP LLC	Delaware	Enterprise TE Partners L.P.	100%
Enterprise GTM Hattiesburg Storage, LLC	Delaware	Crystal Holding, L.L.C.	100%
Enterprise GTM Holdings L.P.	Delaware	Enterprise Products Operating LLC	100%
Enterprise GTM Offshore Operating	Delaware	Enterprise GTM Holdings L.P.	100%
Company, LLC
Enterprise GTMGP, LLC	Delaware	Enterprise Products GTM, LLC	100%
Enterprise Holding III, LLC	Delaware	DEP Operating Partnership, L.P.	100%
Enterprise Hydrocarbons L.P.	Delaware	Enterprise Products Texas Operating LLC	99%
		Enterprise Products Operating LLC	1%
Enterprise Intrastate L.P.	Delaware	Enterprise GTM Holdings L.P.	49%
		Enterprise Holding III, LLC	51%
Enterprise Jonah Gas Gathering Company LLC	Delaware	Enterprise Products Operating LLC	100%
Enterprise Lou-Tex NGL Pipeline L.P.	Texas	Enterprise Products Operating LLC	99%
		HSC Pipeline Partnership, LLC	1%
Enterprise Lou-Tex Propylene Pipeline L.P.	Texas	Enterprise Products Operating LLC	33%
		Propylene Pipeline Partnership L.P.	1%
		DEP Operating Partnership, L.P.	66%

	Jurisdiction
Name of Subsidiary	of Formation	Effective Ownership	%
Enterprise Louisiana Pipeline LLC	Texas	Enterprise Products Operating LLC	100%
Enterprise Marine Services LLC	Delaware	Enterprise TE Partners L.P.	100%
		Enterprise TE Partners L.P.	99.999%
Enterprise Midstream Companies LLC	Texas	Enterprise GP LLC	0.001%
Enterprise New Mexico Ventures, LLC	Delaware	Enterprise Field Services, LLC	100%
Enterprise NGL Pipelines, LLC	Delaware	Enterprise Products Operating LLC	100%
Enterprise NGL Pipelines II LLC	Delaware	Enterprise Midstream Companies LLC	100%
Enterprise NGL Private Lines & Storage, LLC	Delaware	Enterprise Products Operating LLC	100%
Enterprise Offshore Development, LLC	Delaware	Moray Pipeline Company, LLC	100%
Enterprise Offshore Port System, LLC	Texas	Enterprise Products Operating LLC	100%
Enterprise Pathfinder, LLC	Delaware	Enterprise GTM Holdings L.P.	100%
Enterprise Products GTM, LLC	Delaware	Enterprise Products Operating LLC	100%
Enterprise Products Marketing Company LLC	Texas	Enterprise Products Operating LLC	100%
Enterprise Products OLPGP, Inc.	Delaware	Enterprise Products Partners L.P.	100%
Enterprise Products Operating LLC	Texas	Enterprise Products Partners L.P.	99.999%
		Enterprise Products OLPGP, Inc.	0.001%
Enterprise Products Pipeline Company LLC	Delaware	Enterprise Products Operating LLC	100%
Enterprise Products Texas Operating LLC	Texas	Enterprise Products Operating LLC	99%
		Enterprise Products OLPGP, Inc.	1%
Enterprise Products Transportation Company	Texas	Enterprise Products Operating LLC	100%
LLC
Enterprise Propane Terminals and Storage, LLC	Delaware	Enterprise Terminals & Storage, LLC	100%
Enterprise Refined Products Company LLC	Delaware	Enterprise TE Products Pipeline Company LLC	100%
Enterprise Refined Products Marketing	Delaware	Enterprise Refined Products Company LLC	100%
Company LLC
Enterprise Seaway L.P.	Delaware	Enterprise Crude Pipeline LLC	99.99%
		Enterprise Crude GP LLC	0.01%
Enterprise South Texas Gathering L.P.	Delaware	Enterprise Products Operating LLC	99%
		Enterprise Products OLPGP, Inc.	1%
Enterprise TE Investments LLC	Delaware	Enterprise Products Pipeline Company LLC	100%
Enterprise TE Partners L.P.	Delaware	Enterprise Products Pipeline Company LLC	2%
		Enterprise Products Operating LLC	98%
Enterprise TE Products Pipeline Company LLC	Texas	Enterprise TE Partners L.P.	99.999%
		Enterprise GP LLC	0.001%
Enterprise Terminalling LLC	Texas	Enterprise Products Operating LLC	99%
		Enterprise Gas Liquids LLC	1%
Enterprise Terminals & Storage, LLC	Delaware	Mapletree, LLC	100%
Enterprise Texas Pipeline LLC	Texas	Enterprise GTM Holdings L.P.	49%
		Enterprise Holding III, LLC	51%
Enterprise White River Hub, LLC	Delaware	Enterprise Products Operating LLC	100%
Evangeline Gas Corp.	Delaware	Evangeline Gulf Coast Gas, LLC	45.05%
		Third Parties	54.95%
Evangeline Gas Pipeline Company, L.P.	Texas	Evangeline Gulf Coast Gas, LLC	45%
		Evangeline Gas Corp.	10%
		Third Party	45%
Evangeline Gulf Coast Gas, LLC	Delaware	Acadian Gas, LLC	100%
First Reserve Gas, L.L.C.	Delaware	Crystal Holding, L.L.C.	100%
Flextrend Development Company, L.L.C.	Delaware	Enterprise GTM Holdings L.P.	100%

	Jurisdiction
Name of Subsidiary	of Formation	Effective Ownership	%
Groves RGP Pipeline LLC	Texas	Enterprise Products Operating LLC	99%
		Enterprise Products Texas Operating LLC	1%
Hattiesburg Gas Storage Company	Delaware	First Reserve Gas, L.L.C.	50%
		Hattiesburg Industrial Gas Sales, L.L.C.	50%
Hattiesburg Industrial Gas Sales, L.L.C.	Delaware	First Reserve Gas, L.L.C.	100%
High Island Offshore System, L.L.C.	Delaware	Enterprise GTM Holdings L.P.	100%
HSC Pipeline Partnership, LLC	Texas	Enterprise Products Operating LLC	99%
		Enterprise Products OLPGP, Inc.	1%
Independence Hub, LLC	Delaware	Enterprise Field Services, LLC	80%
		Third Party	20%
JMRS Transport Services, Inc.	Delaware	Enterprise Products Transportation Company LLC	100%
K/D/S Promix, L.L.C.	Delaware	Enterprise Fractionation, LLC	50%
		Third Parties	50%
La Porte Pipeline Company, L.P.	Texas	Enterprise Products Operating LLC	49.5%
		La Porte Pipeline GP, LLC	1.0%
		Third Party	49.5%
La Porte Pipeline GP, L.L.C.	Delaware	Enterprise Products Operating LLC	50%
		Third Party	50%
Lubrication Services, LLC	Texas	Enterprise Crude Oil LLC	99.99%
		Enterprise Crude GP LLC	0.01%
Manta Ray Gathering Company, L.L.C.	Delaware	Enterprise GTM Holdings L.P.	100%
Manta Ray Offshore Gathering Company, L.L.C.	Delaware	Neptune Pipeline Company, L.L.C.	100%
Mapletree, LLC	Delaware	Enterprise Products Operating LLC	100%
MCN Acadian Gas Pipeline, LLC	Delaware	Acadian Gas, LLC	100%
MCN Pelican Interstate Gas, LLC	Delaware	Acadian Gas, LLC	100%
Mid-America Pipeline Company, LLC	Delaware	Mapletree, LLC	100%
Mont Belvieu Caverns, LLC	Delaware	Enterprise Products Operating LLC	33.365%
		Enterprise Products OLPGP, Inc.	0.635%
		DEP Operating Partnership, L.P.	66%
Moray Pipeline Company, L.L.C.	Delaware	Enterprise Products Operating LLC	100%
Nautilus Pipeline Company, L.L.C.	Delaware	Neptune Pipeline Company, L.L.C.	100%
Neches Pipeline System	Delaware	TXO-Acadian Gas Pipeline, LLC	50%
		MCN Acadian Gas Pipeline, LLC	50%
Nemo Gathering Company, LLC	Delaware	Moray Pipeline Company, LLC	33.92%
		Third Party	66.08%
Neptune Pipeline Company, L.L.C.	Delaware	Sailfish Pipeline Company, L.L.C.	25.67%
		Third Parties	74.33%
Norco-Taft Pipeline, LLC	Delaware	Enterprise NGL Private Lines & Storage, LLC	100%
Olefins Terminal Corporation	Delaware	E-Cypress, LLC	100%
Panola Pipeline Company, LLC	Texas	Enterprise Midstream Companies LLC	99.999%
		Enterprise NGL Pipelines II LLC	0.001%
Petal Gas Storage, L.L.C.	Delaware	Crystal Holding, L.L.C.	100%
Pontchartrain Natural Gas System	Texas	TXO-Acadian Gas Pipeline, LLC	50%
		MCN Acadian Gas Pipeline, LLC	50%
Port Neches GP LLC	Texas	Enterprise Products Operating LLC	100%
Port Neches Pipeline LLC	Texas	Enterprise Products Operating LLC	99%
		Port Neches GP LLC	1%
Poseidon Oil Pipeline Company, L.L.C.	Delaware	Poseidon Pipeline Company, L.L.C.	36%
		Third Parties	64%

	Jurisdiction
Name of Subsidiary	of Formation	Effective Ownership	%
Poseidon Pipeline Company, L.L.C.	Delaware	Enterprise GTM Holdings L.P.	100%
Propylene Pipeline Partnership, L.P.	Texas	Enterprise Products Operating LLC	99%
		Enterprise Products OLPGP, Inc.	1%
QP-LS, LLC	Wyoming	Lubrication Services, LLC	100%
Quanah Pipeline Company, LLC	Texas	Enterprise Midstream Companies LLC	99.999%
		Enterprise NGL Pipelines II LLC	0.001%
Rio Grande Pipeline Company	Texas	Enterprise Products Operating Company	70%
		Third Party	30%
Rugged West Services LLC	Delaware	Enterprise Crude Oil LLC	100%
Sabine Propylene Pipeline L.P.	Texas	Enterprise Products Operating LLC	33%
		Propylene Pipeline Partnership L.P.	1%
		DEP Operating Partnership, L.P.	66%
Sailfish Pipeline Company, L.L.C.	Delaware	Enterprise Products Operating LLC	100%
Seaway Crude Pipeline Company	Texas	Enterprise Seaway L.P.	50%
		Third Parties	50%
Seminole Pipeline Company	Delaware	E-Oaktree, LLC	80%
		E-Cypress, LLC	10%
		Third Party	10%
Skelly-Belvieu Pipeline Company, L.L.C.	Delaware	Enterprise Products Operating LLC	50%
		Third Party	50%
Sorrento Pipeline Company, LLC	Texas	Enterprise Products Operating LLC	100%
South Texas NGL Pipelines, LLC	Delaware	Enterprise Products Operating LLC	34%
		DEP Operating Partnership, L.P.	66%
TCTM, L.P.	Delaware	Enterprise TE Partners L.P.	99.999%
		Enterprise GP LLC	0.001%
TECO Gas Gathering LLC	Delaware	Enterprise Products Operating LLC	100%
TECO Gas Processing LLC	Delaware	Enterprise Products Operating LLC	100%
Tejas-Magnolia Energy, LLC	Delaware	Pontchartrain Natural Gas System	96.6%
		MCN Pelican Interstate Gas, LLC	3.4%
TEPPCO O/S Port System, LLC	Texas	Enterprise Crude GP LLC	100%
Tri-States NGL Pipeline, L.L.C.	Delaware	Enterprise Products Operating LLC	50%
		Enterprise NGL Pipelines, LLC	33.3%
		Third Party	16.67%
TXO-Acadian Gas Pipeline, LLC	Delaware	Acadian Gas, LLC	100%
Venice Energy Services Company, L.L.C.	Delaware	Enterprise Gas Processing LLC	13.1%
		Third Parties	86.99%
White River Hub, LLC	Delaware	Enterprise White River Hub, LLC	50%
		Third Party	50%
Wilcox Pipeline Company, LLC	Texas	Enterprise Midstream Companies LLC	99.999%
		Enterprise NGL Pipelines II LLC	0.001%
WILPRISE Pipeline Company, L.L.C.	Delaware	Enterprise Products Operating LLC	74.7%
		Third Party	25.3%

SCHEDULE 6.06
EXISTING RESTRICTIONS
None

EXHIBIT A
FORM OF
ASSIGNMENT AND ACCEPTANCE
     Reference is made to the Revolving Credit Agreement dated as of September 7, 2011 (as amended and in effect on the date hereof, the “Credit Agreement”), among Enterprise Products Operating LLC, Canadian Enterprise Gas Products, Ltd., the Lenders named therein and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.
     The Assignor named herein hereby sells and assigns, without recourse, to the Assignee named herein, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth herein the interests set forth herein (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth herein in the Commitment of the Assignor on the Assignment Date and Revolving Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit, LC Disbursements and Swingline Loans held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.
     This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.
     This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
Date of Assignment:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for Notices:
Effective Date of Assignment
(“Assignment Date”):

1

Percentage Assigned of
Facility/Commitment
(set forth, to at least
8 decimals, as a
percentage of the
Facility and the
aggregate Commitments
	Principal Amount	of all Lenders
Facility	Assigned	thereunder)
Commitment Assigned:	$	%
Revolving Loans:
The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor
By:
Name:
Title:

[Name of Assignee], as Assignee
By:
Name:
Title:

2

The undersigned hereby consent to the within assignment:

Enterprise Products Operating LLC		Wells Fargo Bank, National Association,
as Administrative Agent
By:	Enterprise Products OLPGP, Inc.,
Manager

By:		By:

	Name:	Name:
	Title:	Title:

Wells Fargo Bank, National Association,		Wells Fargo Bank, National Association,
as Swingline Lender		as Issuing Bank

By:		By:

	Name:	Name:
	Title:	Title:

3

EXHIBIT B
FORM OF BORROWING REQUEST
Dated __________
Wells Fargo Bank, National Association,
     as Administrative Agent
1525 W WT Harris Blvd.
Charlotte, NC 28262
Attention: Syndication Agency Services
Ladies and Gentlemen:
     This Borrowing Request is delivered to you by Enterprise Products Operating LLC (the “Borrower”), a Texas limited liability company, under Section 2.03 of the Revolving Credit Agreement dated as of September 7, 2011 (as restated, amended, modified, supplemented and in effect, the “Credit Agreement”), by and among the Borrower, Canadian Enterprise Gas Products, Ltd., the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.
     1. The Borrower hereby requests that the Lenders make a Loan or Loans to [the Borrower/CEGP] in the aggregate principal amount of $______________ (the “Revolving Loan” or the “Revolving Loans”).1/
     2. The Borrower hereby requests that the Revolving Loan or Revolving Loans be made on the following Business Day: 2/
     3. The Borrower hereby requests that the Revolving Loan or Revolving Loans bear interest at the following interest rate, plus (if Eurodollar Loan) the Applicable Rate, as set forth below:

	Principal			Maturity Date for
Type of	Component of	Interest	Interest Period	Interest Period
Revolving Loan	Revolving Loan	Rate	(if applicable)	(if applicable)

1.	Complete with an amount in accordance with Section 2.03 of the Credit Agreement.

2.	Complete with a Business Day in accordance with Section 2.03 of the Credit Agreement.

1

     4. The Borrower hereby requests that the funds from the Revolving Loan or Revolving Loans be disbursed to the following bank account:
                                                .
     5. After giving effect to the requested Revolving Loan, the sum of the Exposures (including the requested Revolving Loans) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement [and the CEGP Exposure (including the requested Revolving Loans) does not exceed the CEGP Sublimit]..
     6. All of the conditions applicable to the Revolving Loans requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loans.
     7. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned have executed this Borrowing Request this _____ day of _______________, _____.

ENTERPRISE PRODUCTS OPERATING LLC
By:	Enterprise Products OLPGP, Inc.,
its Manager

By:
Name:
Title:

2

EXHIBIT C
FORM OF
INTEREST ELECTION REQUEST
Dated _____________
Wells Fargo Bank, National Association,
     as Administrative Agent
1525 W WT Harris Blvd.
Charlotte, NC 28262
Attention: Syndication Agency Services
Ladies and Gentlemen:
     This irrevocable Interest Election Request (the “Request”) is delivered to you under Section 2.07 of the Revolving Credit Agreement dated as of September 7, 2011 (as restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), by and among Enterprise Products Operating LLC, a Texas limited liability company (the “Company”), Canadian Enterprise Gas Products, Ltd., the Lenders party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent.
     1. This Interest Election Request is submitted for the purpose of:
     (a) [Converting] [Continuing] a ____________ Revolving Loan of [the Company/CEGP] [into] [as] a ____________ Loan.1/
     (b) The aggregate outstanding principal balance of such Revolving Loan is $_____________.
     (c) The last day of the current Interest Period for such Revolving Loan is ____________.2/
     (d) The principal amount of such Revolving Loan to be [converted] [continued] is $____________.3/
     (e) The requested effective date of the [conversion] [continuation] of such Revolving Loan is ______________.4/
     (f) The requested Interest Period applicable to the [converted] [continued] Revolving Loan is ___________________.5/

1.	Delete the bracketed language and insert “Alternate Base Rate” or “LIBO Rate”, as applicable, in each blank.

2.	Insert applicable date for any Eurodollar Loan being converted or continued.

3.	Complete with an amount in compliance with Section 2.08 of the Credit Agreement.

4.	Complete with a Business Day in compliance with Section 2.08 of the Credit Agreement.

1

     2. With respect to a Revolving Borrowing to be converted to or continued as a Eurodollar Borrowing, no Event of Default exists, and none will exist upon the conversion or continuation of the Revolving Borrowing requested herein.
     3. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Interest Election Request this _____ day of ___________________, ___.

ENTERPRISE PRODUCTS OPERATING LLC
By:	Enterprise Products OLPGP, Inc.,
its Manager

By:
Name:
Title:

5.	Complete for each Eurodollar Loan in compliance with the definition of the term “Interest Period” specified in Section 1.01.

2

EXHIBIT D-1, D-2 and D-3
FORMS OF
OPINIONS OF COUNSEL FOR BORROWER, EPD AND CEGP

EXHIBIT E
FORM OF COMPLIANCE CERTIFICATE
     The undersigned hereby certifies that he is the _______________________ of ENTERPRISE PRODUCTS OLPGP, INC. a Delaware corporation, manager of ENTERPRISE PRODUCTS OPERATING LLC, a Texas limited liability company (the “Borrower”), and that as such he is authorized to execute this certificate on behalf of the Borrower. With reference to the Revolving Credit Agreement dated as of September 7, 2011 (as restated, amended, modified, supplemented and in effect from time to time, the “Agreement”), among the Borrower, Canadian Enterprise Gas Products, Ltd., Wells Fargo Bank, National Association, as Administrative Agent, for the lenders (the “Lenders”), which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified);
(a) [There currently does not exist any Default under the Agreement.] [Attached hereto is a schedule specifying the details of [a] certain Default[s] which exist under the Agreement and the action taken or proposed to be taken with respect thereto.]
(b) Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 6.07 of the Agreement as of the end of the [fiscal quarter][fiscal year] ending _______________ .
EXECUTED AND DELIVERED this ____ day of _________________, 20            .

ENTERPRISE PRODUCTS OPERATING LLC
By:	Enterprise Products OLPGP, Inc.,
its Manager

By:
Name:
Title:

EXHIBIT F-1
FORM OF
REVOLVING LOAN NOTE
(Revolving Credit Facility)
$_____________	_______, 201__
     [ENTERPRISE PRODUCTS OPERATING LLC, a Texas limited liability company (the “Borrower”)] [CANADIAN ENTERPRISE GAS PRODUCTS, LTD., an Alberta corporation (“CEGP”)], for value received, promises and agrees to pay to ____________________ (the “Lender”), or order, at the payment office of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, at 1525 W WT Harris Blvd., Charlotte, NC 28262, the principal sum of ____________________ AND NO/100 DOLLARS ($_____________), or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans owed to the Lender under the Credit Agreement, as hereafter defined, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Revolving Loans, at such office, in like money and funds, for the period commencing on the date of each such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
     This note evidences the Revolving Loans owed to the Lender under that certain Revolving Credit Agreement dated as of September 7, 2011, by and among [the Borrower, Canadian Enterprise Gas Products, Ltd.] [Enterprise Products Operating LLC, CEGP], Wells Fargo Bank, National Association, individually, as Administrative Agent, and the other financial institutions parties thereto (including the Lender) (such Credit Agreement, together with all amendments or supplements thereto, being the “Credit Agreement”), and shall be governed by the Credit Agreement. Capitalized terms used in this note and not defined in this note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.
     The Lender is hereby authorized by [the Borrower/CEGP] to endorse on Schedule A (or a continuation thereof) attached to this note, the Type of each Revolving Loan owed to the Lender, the amount and date of each payment or prepayment of principal of each such Revolving Loan received by the Lender and the Interest Periods and interest rates applicable to each Revolving Loan, provided that any failure by the Lender to make any such endorsement shall not affect the obligations of [the Borrower/CEGP] under the Credit Agreement or under this note in respect of such Revolving Loans.
     This note may be held by the Lender for the account of its applicable lending office and, except as otherwise provided in the Credit Agreement, may be transferred from one lending office of the Lender to another lending office of the Lender from time to time as the Lender may determine.
     Except only for any notices which are specifically required by the Credit Agreement, [the Borrower/CEGP] and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in

1

collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.
     The Credit Agreement provides for the acceleration of the maturity of this note upon the occurrence of certain events and for prepayment of Revolving Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement for all other pertinent purposes.
     This note is issued pursuant to and is entitled to the benefits of the Credit Agreement.
     It is hereby understood and agreed that Enterprise Products OLPGP, Inc., the Manager of the Borrower, shall have no personal liability, as Manager or otherwise, for the payment of any amount owing or to be owing hereunder.
     This note shall be construed in accordance with and be governed by the law of the State of New York and the United States of America from time to time in effect.

[ENTERPRISE PRODUCTS OPERATING LLC
By:	Enterprise Products OLPGP, Inc.,
its Manager]
[CANADIAN ENTERPRISE GAS PRODUCTS, LTD.]

By:
Name:
Title:

2

SCHEDULE A
TO
REVOLVING LOAN NOTE
This note evidences the Revolving Loans owed to the Lender under the Credit Agreement, in the principal amount set forth below and the applicable Interest Periods and rates for each such Revolving Loan, subject to the payments of principal set forth below:
SCHEDULE
OF
REVOLVING LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

			Principal	Amount of		Balance
			Amount of	Principal		of	Notation
	Interest		Revolving	Paid or	Interest	Revolving	Made
Date	Period	Rate	Loan	Prepaid	Paid	Loans	by

3

EXHIBIT F-2
FORM OF
SWINGLINE LOAN NOTE
(Revolving Credit Facility)

$[100/25],000,000.00	September __, 2011
     [ENTERPRISE PRODUCTS OPERATING LLC, a Texas limited liability company (the “Borrower”)] [CANADIAN ENTERPRISE GAS PRODUCTS, LTD., an Alberta corporation (“CEGP”)], for value received, promises and agrees to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Swingline Lender under the Credit Agreement, as hereafter defined (the “Swingline Lender”), or order, at the payment office of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, at 1525 W WT Harris Blvd., Charlotte, NC 28262, the principal sum of [ONE HUNDRED/TWENTY-FIVE] MILLION AND NO/100 DOLLARS ($[100/25],000,000.00), or such lesser amount as shall equal the aggregate unpaid principal amount of the Swingline Loans owed to the Swingline Lender under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Swingline Loans, at such office, in like money and funds, for the period commencing on the date of each such Swingline Loan until such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
     This note evidences the Swingline Loans owed to the Swingline Lender under that certain Revolving Credit Agreement dated as of September 7, 2011, by and among [the Borrower, Canadian Enterprise Gas Products, Ltd.][Enterprise Products Operating LLC, CEGP], Wells Fargo Bank, National Association, individually, as Administrative Agent, Issuing Bank and Swingline Lender, and the other financial institutions parties thereto (such Credit Agreement, together with all amendments or supplements thereto, being the “Credit Agreement”), and shall be governed by the Credit Agreement. Capitalized terms used in this note and not defined in this note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.
     The Swingline Lender is hereby authorized by [the Borrower/CEGP] to endorse on Schedule A (or a continuation thereof) attached to this note, the amount and date of each payment or prepayment of principal of each such Swingline Loan received by the Swingline Lender, provided that any failure by the Swingline Lender to make any such endorsement shall not affect the obligations of [the Borrower/CEGP] under the Credit Agreement or under this note in respect of such Swingline Loans.
     This note may be held by the Swingline Lender for the account of its applicable lending office and, except as otherwise provided in the Credit Agreement, may be transferred from one lending office of the Swingline Lender to another lending office of the Swingline Lender from time to time as the Swingline Lender may determine.
     Except only for any notices which are specifically required by the Credit Agreement, [the Borrower/CEGP] and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in

1

collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.
     The Credit Agreement provides for the acceleration of the maturity of this note upon the occurrence of certain events and for prepayment of Swingline Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement for all other pertinent purposes.
     This note is issued pursuant to and is entitled to the benefits of the Credit Agreement.
     It is hereby understood and agreed that Enterprise Products OLPGP, Inc., the Manager of the Borrower, shall have no personal liability, as Manager or otherwise, for the payment of any amount owing or to be owing hereunder.
     This note shall be construed in accordance with and be governed by the law of the State of New York and the United States of America from time to time in effect.

[ENTERPRISE PRODUCTS OPERATING LLC
By:	Enterprise Products OLPGP, Inc.,
its Manager]

[CANADIAN ENTERPRISE GAS PRODUCTS, LTD.]
By:
Name:
Title:

2

SCHEDULE A
TO
SWINGLINE LOAN NOTE
This note evidences the Swingline Loans owed to the Lender under the Credit Agreement, in the principal amount set forth below, subject to the payments of principal set forth below:
SCHEDULE
OF
SWINGLINE LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

	Principal	Amount of		Balance
	Amount of	Principal		of	Notation
	Swingline	Paid or	Interest	Swingline	Made
Date	Loan	Prepaid	Paid	Loans	by

3